Exhibit 10.8
Execution Version
AGREEMENT AND PLAN OF MERGER
By and Among
ALTA MESA HOLDINGS, LP,
ALTA MESA ACQUISITION SUB, LLC
and
THE MERIDIAN RESOURCE CORPORATION
Dated December 22, 2009

Execution Version

i

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Option Waiver, Cancellation and Release Agreement

INDEX OF DEFINED TERMS

Term	Section
Acquisition Proposal	1.1
Affiliate	1.1
Affiliate Transaction	5.31
Aggregate Cost Overrun	7.1(b)(x)
Agreement	Preamble
AMI	5.26(b)
Ancillary Agreements	5.3
Assessment	8.15
Audit	1.1
Book Entry Shares	4.1(a)
Business Day	1.1
Business Employee	1.1
Cairn	1.1
Cancelled Excepted Option	4.3(c)
Change in the Target Recommendation	8.4(a)
Charter Documents	3.2
CIT Credit Agreement	5.27(c)
CIT Forbearance and Amendment Agreement	5.27(c)
Closing	4.5
Closing Date	4.5
Code	1.1
Confidentiality Agreement	8.3
Customary Post-Closing Consents	1.1
D&O Insurance	8.5(d)
Dissenting Shares	4.4(a)
Effective Time	2.2
Enforceability Exception	1.1
Engagement Letters	1.1
Environmental Laws	1.1
ERISA	1.1
Excepted Options	4.3(a)
Exchange Act	1.1
Exchange Agent	4.2(a)
Exchange Fund	4.2(a)
Exclusivity Arrangements	1.1
Existing Derivative Transactions	5.22
Expenses	1.1
Fairness Opinion	5.24
FEMT	5.27(b)
Fortis	5.27(a)
Fortis Forbearance Agreement	5.27(a)
Fortis Hedging Agreement	5.27(b)
GAAP	1.1
Governmental Authority	1.1
Hazardous Substances	1.1
Hedging Agreements	5.27(b)
Hedging Forbearance Agreement	5.27(b)
HSR Act	1.1
Hydrocarbons	1.1
Indemnified Liabilities	8.5(b)
Indemnified Party	8.5(b)
Intellectual Property	1.1
JAR	1.1
JP Morgan	1.1
Knowledge of Target	1.1
Liens	1.1
LOP	1.1
Material Production Decline	1.1
Mayell	5.26(a)
Mayell NPI Agreement	5.26(b)
Merger	Recitals
Merger Consideration	4.1(a)
Merger Sub	Preamble
Morgan Keegan	1.1
NPI Agreements	5.26(b)
Oil and Gas Interests	1.1
Option Waiver, Cancellation and Release Agreement	4.3(c)
Orion	5.27(d)
Orion Forbearance and Amendment Agreement	5.27(d)
Parent	Preamble
Parent Breach	11.1(d)
Parent Material Adverse Effect	1.1
Parent Parties	Preamble
PCBs	5.12(f)
Permits	1.1
Person	1.1
Proceeding	8.5(b)
Proved Developed Producing	1.1
Proxy Statement	8.1(a)
Reeves	5.26(a)
Reeves NPI Agreement	5.26(b)
Reeves Release	5.26(c)
Representatives	8.3
Rivington	1.1
Sarbanes-Oxley Act	1.1
SEC	1.1
Securities Act	1.1
Subsidiary	1.1
Severance Package Table	5.11(e)
Stock Certificate	4.1(a)
Superior Proposal	1.1
Surviving Company	2.1
Sydson	1.1
Target	Preamble
Target Acquisition Contract	8.4(a)
Target Benefit Plan	1.1
Target Breach	11.1(e)
Target CIT Lenders	5.27(c)
Target Common Shares	4.1(a)
Target Credit Agreement	5.27(a)

Term	Section
Target Disclosure Schedule	Article V
Target Employee Agreement	1.1
Target Employees	5.11(e)
Target ERISA Affiliate	1.1
Target Lenders	5.27(a)
Target Material Adverse Effect	1.1
Target Material Contract	1.1
Target Options	4.3(a)
Target Preferred Shares	5.2(a)
Target Recommendation	5.19(b)
Target Reserve Report	5.16(a)
Target SEC Reports	1.1
Target Shareholders	1.1
Target Shareholders’ Approval	5.19(a)
Target Shareholders Meeting	8.2
Target Warrants	4.3(b)
Tax Authority	1.1
Tax Returns	1.1
Taxes	1.1
TBCA	1.1
TBOC	1.1
Termination Date	11.1(b)
Termination Fee	1.1
TODD	1.1
Transactions	4.5
Voting Agreement	Recitals
WARN Act	5.15(b)
Well Bonus Plans	5.30

v

AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (this “Agreement”) dated December 22, 2009, is entered into by and among ALTA MESA HOLDINGS, LP, a Texas limited partnership (“Parent”), ALTA MESA ACQUISITION SUB, LLC, a Texas limited liability company (“Merger Sub,” and, together with Parent, the “Parent Parties”), and THE MERIDIAN RESOURCE CORPORATION, a Texas corporation (“Target”).
RECITALS
     The respective boards of directors or other governing bodies of Parent, Merger Sub and Target deem it advisable and in the best interests of their respective entities, partners and members that Target merge with and into Merger Sub (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement, and such boards of directors and governing bodies have approved this Agreement and the Merger.
     Concurrently with the execution of this Agreement as a condition and inducement to the Parent Parties entering into this Agreement and agreeing to perform their respective obligations hereunder, each director and executive officer of Target has executed and delivered to Parent a voting agreement in the form attached hereto as Exhibit A (individually, a “Voting Agreement” and, collectively, the “Voting Agreements”) pursuant to which they have each agreed, subject to the terms and conditions therein, to vote their Target Common Shares in favor of the Transactions.
     In consideration of the premises and the representations, warranties and agreements contained in this Agreement, the parties to this Agreement agree as follows:
ARTICLE I.
CERTAIN DEFINED TERMS
     Section 1.1 Certain Defined Terms. The following terms which are capitalized and used in this Agreement have the meanings set forth below:
     “Acquisition Proposal” means any offer or proposal by any third party concerning any (i) merger, consolidation, share exchange, tender offer, recapitalization, other business combination or similar transaction directly or indirectly involving Target, or any of its Subsidiaries, pursuant to which such Person would own fifty percent (50%) or more of the consolidated assets, revenues or net income of Target, and its Subsidiaries, taken as a whole, (ii) sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of Target, (including equity interests of any of its Subsidiaries) or any Subsidiary of Target, representing fifty percent (50%) or more of the consolidated assets, revenues or net income of Target and its Subsidiaries, taken as a whole, in each case in a single transaction or series of transactions, (iii) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of equity interests representing fifty percent (50%) or more of the voting power of Target, (iv) transaction or series of transactions in which any Person would acquire beneficial ownership or the right to acquire beneficial ownership of equity interests representing fifty percent (50%) or more of the voting power of Target, or (v) any combination of the foregoing.
     “Affiliate” means, when used with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in the definition of “Affiliate,” the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, partnership or other ownership interests, by contract or otherwise.
     “Audit” means any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes.
     “Business Day” means any day other than a Saturday or Sunday, or a day on which banking institutions in the State of Texas are authorized or obligated by law or executive order to close.
     “Business Employee” means an individual who is employed by Target immediately prior to the Effective Time and who thereafter remains or becomes an employee of Merger Sub or an Affiliate of Merger Sub.
     “Cairn” means Cairn Energy USA, Inc., a wholly owned Subsidiary of Target.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Customary Post-Closing Consents” means approvals that are ministerial in nature and are customarily obtained from Governmental Authorities after the Effective Time in connection with transactions of the same nature as are contemplated hereby.
     “Enforceability Exception” means the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity.
     “Engagement Letters” means (i) that engagement letter, dated May 14, 2009, between Rivington and Target, as amended, (ii) that engagement letter, dated July 22, 2008, between JP Morgan and Target, as amended, and (iii) that engagement letter, dated November 2, 2009, between Morgan Keegan and Target.
     “Environmental Laws” means all applicable federal, state and local statutes, ordinances, restrictions, licenses, rules, orders, regulations, permit conditions, injunctive obligations, standards, and legal requirements relating to the protection of the environment, the presence or release of Hazardous Substances and human health and safety, including the common law and the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.),

as each is currently amended, and the regulations promulgated pursuant thereto, and all analogous state and local laws.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Exclusivity Arrangements” means any agreement, provision or covenant limiting the ability of Target or its Subsidiaries to (i) sell products or services, (ii) engage in a line of business, (iii) establish or maintain contacts related to its business in a geographic area or (iv) obtain services from any Person or limiting such Person’s ability to provide products or services to Target or its Subsidiaries.
     “Expenses” shall include all reasonable out-of-pocket expenses (including all reasonable fees and expenses of outside counsel, accountants, financing sources, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the due diligence, authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of shareholder approvals, requisite HSR filings and all other matters related to the consummation of the Transactions (subject to reasonable documentation).
     “GAAP” means generally accepted accounting principles in the United States.
     “Governmental Authority” means any governmental agency or authority (including a court) of the United States, any other country, or any domestic or foreign state, and any political subdivision thereof, and shall include any multinational authority having governmental or quasi-governmental powers.
     “Hazardous Substances” means any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, hazardous materials, petroleum, petroleum products or any substance regulated under any Environmental Law.
     “HSR Act” means the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976.
     “Hydrocarbons” means oil, condensate, natural gas, casinghead gas and other liquid or gaseous hydrocarbons.
     “Intellectual Property” means all patents, patent rights, trademarks, rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs.
     “JAR” means JAR Resource Holdings, LP.
     “JP Morgan” means J.P. Morgan Securities Inc.
     “knowledge of Target” and similar terms mean the current knowledge of: Paul D. Ching, President, Chief Executive Officer and Chairman of the Board of Directors; Lloyd V. DeLano,

Senior Vice President, Chief Accounting Officer and Secretary; Alan S. Pennington, Vice President-Business Development — TMRX; A. Dale Breaux, Vice President-Operations — TMRX; Steven G. Ives, Vice President and Ethel Porciaux, Land Coordinator.
     “Liens” means all liens, mortgages, pledges, security interests, encumbrances, claims or charges of any kind.
     “LOP” means Louisiana Onshore Properties LLC, a wholly owned Subsidiary of Target.
     “Material Production Decline” means a decline of ten percent (10%) or more in the monthly aggregate average daily production rate of the Oil and Gas Interests of Target, as compared to those monthly aggregate reserves classified as “Proved Developed Producing” reserves in the Target Reserve Report; provided that, with respect to any wells identified as producing Hydrocarbons in the Target Reserve Report, if Target or any of its Subsidiaries takes any action with respect to any such well that is (i) outside the ordinary course of business (except to the extent in accordance with the standards applicable to a prudent operator) or (ii) inconsistent with the productive behavior thereof as contemplated by the third party engineering firm who prepared the Target Reserve Report, and any such action would or could be reasonably likely to cause an increase in production from any wells identified as producing Hydrocarbons in the Target Reserve Report, then such increases in production shall be disregarded for purposes of this definition.
     “Morgan Keegan” means Morgan Keegan & Company, Inc.
     “Oil and Gas Interests” means direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; all interests in rights with respect to Hydrocarbons and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.
     “Parent Material Adverse Effect” means any material adverse effect on the ability of Parent or Merger Sub to timely consummate the Merger and the Transactions.

     “Permits” means permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, environmental impact reports and other authorizations of Governmental Authorities.
     “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any Governmental Authority.
     “Rivington” means Rivington Capital Advisors, LLC.
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
     “SEC” means the U.S. Securities and Exchange Commission.
     “Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (ii) such party or any Subsidiary of such party is a general partner of a partnership or a manager of a limited liability company.
     “Superior Proposal” means, with respect to Target, a bona fide written Acquisition Proposal that the Target Board determines in good faith (after consultation with Target’s financial advisor and outside legal counsel) to be (i) more favorable to the Target Shareholders than the Merger, and (ii) reasonably expected to be consummated, taking into consideration the timing, conditionality, legal, regulatory and other aspects of such Acquisition Proposal.
     “Sydson” means Sydson Energy, Inc.
     “Target Benefit Plan” means any individual or group employee benefit plans or arrangements of any type (including plans described in Section 3(3) of ERISA), sponsored, maintained or contributed to by Target or a Target ERISA Affiliate within six (6) years prior to the Effective Time.
     “Target Employee Agreement” means any employment, severance or similar agreement with respect to which Target or any Target ERISA Affiliate has any current or future obligation or liability.
     “Target ERISA Affiliate” means any trade or business, whether or not incorporated, which together with Target would, on the date of this Agreement, be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

     “Target Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties or results of operations of Target and its Subsidiaries, taken as a whole, including but not limited to any of the following: a Material Production Decline, the bankruptcy of Target or any of its Subsidiaries, uninsured casualty losses of Target and its Subsidiaries in excess of $1,000,000 in the aggregate, the initiation of litigation or an arbitration proceeding against Target or any of its Subsidiaries that could reasonably result in damages in excess of $1,000,000, the initiation of an investigation by the SEC, and the initiation of foreclosure proceedings against any of Target’s or its Subsidiaries’ assets or the delivery of a notice of cross default by any of Target’s or its Subsidiaries’ lenders; provided that in no event shall any of the following be deemed to constitute or be taken into account in determining a Target Material Adverse Effect: (i) general business or economic conditions or the capital, financial, banking or currency markets, or changes therein; (ii) conditions generally affecting the industry in which any of the Target or any of its Subsidiaries operate or changes therein, including the market price of oil or natural gas or changes thereof; (iii) the negotiation, execution, announcement, or pendency or performance of this Agreement or any of the Transactions contemplated hereby, including any change in the relationship of the Target or any of its Subsidiaries with their respective employees, customers, suppliers, investors and contractual counterparties, and any litigation resulting therefrom; (iv) (A) any action or omission required or permitted by this Agreement or (B) any action taken at the request of Parent; (v) any action taken by Parent or Merger Sub; (vi) any change in the market price for or trading volume of the Target’s stock; (vii) any changes in laws or applicable accounting regulations or principles, or interpretations thereof; and (viii) the commencement, continuation or escalation of war, terrorism or hostilities, or natural disasters or political events.
     “Target Material Contract” means each contract, lease, indenture, agreement, arrangement or understanding to which Target or any of its Subsidiaries is subject that is currently in effect and is of a type that would be required to be included as an exhibit to a Form S-1 registration statement pursuant to the rules and regulations of the SEC if such a registration statement were filed by Target.
     “Target SEC Reports” means each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto) required to be filed by the Target with the SEC since January 1, 2009 under the Securities Act or the Exchange Act.
     “Target Shareholders” shall mean the holders of Target Common Shares.
     “Tax Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes.
     “Tax Returns” means all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

     “Taxes” means (i) any and all taxes, customs, duties, tariffs, imposts, charges, deficiencies, assessments, levies or other like governmental charges, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by any Tax Authority, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such amounts, (ii) any liability for the payment of any amounts described in (i) as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group or as a result of transferor or successor liability, and (iii) any liability for the payment of any amounts as a result of being a party to any tax sharing agreement or as a result of any obligation to indemnify any other person with respect to the payment of any amounts of the type described in clauses (i) or (ii).
     “TBCA” means the Texas Business Corporations Act, as amended, as applicable to the Target, Parent Parties and the Transactions.
     “TBOC” means the Texas Business Organizations Code, as amended, as applicable to Target, Parent Parties and the Transactions.
     “Termination Fee” means $3,000,000.
     “TMRX” means The Meridian Resource & Exploration LLC, a wholly owned Subsidiary of Target.
     “TODD” means Texas Oil Distribution & Development, Inc.
ARTICLE II.
THE MERGER
     Section 2.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time, Target shall merge with and into Merger Sub and the separate corporate existence of Target shall thereupon cease and Merger Sub shall be the surviving company in the Merger (sometimes referred to herein as the “Surviving Company”). The Merger shall have the effects set forth in Article 5.06 of the TBCA and Section 10.008 of the TBOC, including the Surviving Company’s succession to and assumption of all rights and obligations of Target.
     Section 2.2 Effective Time of the Merger. The Merger shall become effective (the “Effective Time”) upon the later of (i) the date of filing of a properly executed Certificate of Merger relating to the Merger with the Secretary of State of Texas in accordance with the TBOC, and (ii) at such later time as the parties shall agree and set forth in such Certificate of Merger. The filing of the Certificate of Merger referred to above shall be made as soon as practicable on the Closing Date set forth in Section 4.5.

ARTICLE III.
THE SURVIVING COMPANY
     Section 3.1 Certificate of Formation. The Certificate of Formation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Formation of the Surviving Company at and after the Effective Time until thereafter amended in accordance with the terms thereof and the TBOC.
     Section 3.2 Charter Documents. The organizational documents, including the company agreement, of Merger Sub (the “Charter Documents”) as in effect immediately prior to the Effective Time shall be the Charter Documents of the Surviving Company at and after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the Surviving Company’s Charter Documents and the TBOC.
     Section 3.3 Directors and Officers. At and after the Effective Time, the directors and officers of Merger Sub shall be the directors and officers of the Surviving Company until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company’s Charter Documents and the TBOC.
ARTICLE IV.
CONVERSION OF SHARES
     Section 4.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any capital stock described below:
     (a) All shares of issued and outstanding common stock of Target, par value $.01 per share (“Target Common Shares”) (other than (i) Target Common Shares held by Parent, Merger Sub or any wholly owned Subsidiary of Parent or Merger Sub, (ii) the Dissenting Shares and (iii) Target Common Shares held in Target’s treasury), shall be converted into the right to receive an amount in cash, without interest, equal to $0.29 per Target Common Share (the “Merger Consideration”). At the Effective Time, all Target Common Shares converted into Merger Consideration pursuant to this Section 4.1 shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (“Stock Certificate”) or of non-certificated Target Common Shares represented by a book entry (the “Book Entry Shares”) that, immediately prior to the Effective Time represented such Target Common Shares shall cease to have any rights with respect thereto, except the right to receive Merger Consideration, without interest.
     (b) Each Target Common Share issued and held in Target’s treasury shall (i) cease to be outstanding, (ii) be canceled and retired without payment of any consideration therefor, and (iii) cease to exist.
     (c) With respect to the Dissenting Shares, subject to Section 4.4, such Dissenting Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each Dissenting Shareholder shall thereafter cease to have any rights with respect to such Dissenting Shares, except the rights, if any, as are granted by Article 5.13 of the TBCA or Subchapter H of Chapter 10 of the TBOC, as applicable.
     (d) Each Target Common Share held by Parent, Merger Sub or any other Subsidiary of Parent shall (i) cease to be outstanding, (ii) be canceled and retired without payment of any consideration therefor, and (iii) cease to exist.
     (e) All of the membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into the membership interest of the Surviving Company with the same rights, powers and privileges as the membership interest so converted and shall constitute the only outstanding membership interest of the Surviving Company.
     Section 4.2 Surrender and Payment
     (a) Parent and Target shall authorize a transfer agent, commercial bank or trust company reasonably acceptable to both parties to act as exchange agent under this Agreement (the “Exchange Agent”) for payment of the Merger Consideration upon surrender of Stock Certificates and Book Entry Shares representing the Target Common Shares. At or prior to the Effective Time, Parent or Merger Sub shall deposit with the Exchange Agent for the benefit of the holders of Target Common Shares, cash in an amount equal to the aggregate amount of Merger Consideration to which holders of Target Common Shares shall be entitled at the Effective Time pursuant to Section 4.1 in exchange for outstanding Target Common Shares (such amounts being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration in exchange for surrendered Stock Certificates or Book Entry Shares pursuant to Section 4.1 out of the Exchange Fund. Except as contemplated by Section 4.2(d), the Exchange Fund shall not be used for any other purpose.
     (b) Promptly but in any event within five (5) Business Days after the Effective Time, the Surviving Company shall cause the Exchange Agent to send to each holder of record of Stock Certificates or Book Entry Shares a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title with respect to the Stock Certificates or Book Entry Shares shall pass, only upon proper delivery of the Stock Certificates or Book Entry Shares to the Exchange Agent, and which shall be in a form reasonably acceptable to Target), and instructions for use in effecting the surrender of Stock Certificates or Book Entry Shares for payment therefor in accordance herewith. Upon proper surrender of a Stock Certificate or Book Entry Shares for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Stock Certificate or Book Entry Shares shall be entitled to receive in exchange therefor the amount of Merger Consideration provided in Section 4.1(a), and the Stock Certificate or Book Entry Shares so surrendered shall forthwith be cancelled.
     (c) If any portion of the Merger Consideration is to be issued or paid to a Person other than the registered holder of Target Common Shares represented by the

Stock Certificates or Book Entry Shares surrendered in exchange therefor, no such issuance or payment shall be made unless (i) the Stock Certificates or Book Entry Shares so surrendered have been properly endorsed or otherwise be in proper form for transfer and (ii) the Person requesting such issuance has paid to the Exchange Agent any transfer or other Taxes required as a result of such issuance to a Person other than the registered holder or establish to the Exchange Agent’s satisfaction that such tax has been paid or is not applicable.
     (d) Any portion of the Exchange Fund that remains unclaimed by the holders of Target Common Shares one (1) year after the Effective Time shall be returned to Merger Sub, upon demand, and any such holder who has not exchanged such holder’s Target Common Shares in accordance with this section prior to that time shall thereafter look only to the Surviving Company, as a general creditor thereof, to exchange such Target Common Shares or to pay amounts to which such holder is entitled pursuant to Section 4.1. If outstanding Target Common Shares are not surrendered prior to six (6) years after the Effective Time (or, in any particular case, prior to such earlier date on which any Merger Consideration issuable or payable upon the surrender of such Target Common Shares would otherwise escheat to or become the property of any Governmental Authority), the Merger Consideration issuable or payable upon the surrender of such Target Common Shares shall, to the extent permitted by applicable law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, Target or the Surviving Company shall be liable to any holder of Target Common Shares for any amount paid, or Merger Consideration delivered, to a public official pursuant to applicable abandoned property, escheat or similar laws.
     (e) If any Stock Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate is lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond in such reasonable amount as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Stock Certificate the Merger Consideration in respect thereof pursuant to this Agreement.
     Section 4.3 Stock Options; Warrants
     (a) Except with respect to the stock options set forth on Section 4.3(a) of the Target Disclosure Schedule (the “Excepted Options”), Target represents and warrants that each stock option of Target (the “Target Options”) that is not fully exercisable as of the date of this Agreement will automatically become fully vested and exercisable immediately prior to the Effective Time pursuant to the terms of the applicable employee benefit plan and other agreements. The consideration for the cancellation of each Target Option shall be (x) the amount by which the Merger Consideration exceeds the per share exercise price of such Target Option multiplied by (y) the number of Target Common Shares covered by the outstanding portion of the cancelled Target Option; provided that if the exercise price of such Target Option is equal to or greater than the Merger Consideration, such Target Option shall be cancelled without any cash payment being made in respect thereof. Any payment made pursuant to this Section 4.3(a) shall be reduced by any income or employment Tax withholding required under (i) any applicable state or local Tax laws or (ii) any other applicable laws. Each Target Option shall be cancelled and no longer be outstanding at or immediately prior to the Effective Time. The Surviving Company shall pay such consideration to the holders of Target Options promptly after the Effective Time, but in no event more than two (2) Business Days after the Effective Time. Target will take any and all actions necessary on or before the Effective Time to terminate all Excepted Options as provided in Section 4.3(c).
     (b) Target shall cause each warrant of Target (the “Target Warrants”) to become fully exercisable immediately prior to the Effective Time. The consideration for the cancellation of each Target Warrant shall be (x) the amount by which the Merger Consideration exceeds the per share exercise price of such Target Warrant multiplied by (y) the number of Target Common Shares covered by the outstanding portion of the cancelled Target Warrant. Each Target Warrant shall be cancelled and no longer be outstanding at or immediately prior to the Effective Time. The Surviving Company shall pay such consideration to the holders of Target Warrants promptly after the Effective Time, but in no event more than two (2) Business Days after the Effective Time.
     (c) With respect to the Excepted Options, each Excepted Option that is not fully exercisable and that is outstanding immediately prior to the Effective Time, will automatically become fully vested and exercisable immediately prior to the Effective Time. Prior to the Effective Time, Target shall cause each holder of an Excepted Option to enter into a written agreement, substantially in the form attached hereto as Exhibit B, pursuant to which the aggregate number of such Excepted Options will be canceled at the Effective Time and converted into the right to receive a $10.00 cash payment, without interest (the “Option Waiver, Cancellation and Release Agreement”). Each optionholder who holds an Excepted Option that has been canceled (a “Cancelled Excepted Option”) shall have no rights with respect to such Cancelled Excepted Option to receive any other consideration in connection with the Merger or otherwise. Any payments made to a holder of an Excepted Option will be reduced by any income or employment Tax withholding required under (x) the Code, (y) any applicable state or local Tax laws, or (z) any other applicable laws. To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the holder of a Cancelled Excepted Option for all purposes under this Agreement. Target shall make the payments in respect of the Cancelled Excepted Options as promptly as practicable following the cancellation of such Cancelled Excepted Options as contemplated by this Section 4.3(c).
     Section 4.4 Dissenting Shares
     (a) Notwithstanding Section 4.1(a), Target Common Shares that are held by any holder who has exercised such holder’s right to demand appraisal for such shares in accordance with the TBCA or TBOC (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration (unless such holder fails to perfect or withdraws or otherwise loses the right to appraisal). Holders of Dissenting Shares shall have those rights, but only those rights, of holders who perfect their appraisal rights pursuant to the TBCA or TBOC, as applicable; provided, however, that any holder of

Dissenting Shares who shall have failed to perfect or shall have withdrawn or lost his rights to appraisal of such Dissenting Shares, in each case under the TBCA or TBOC, as applicable, shall forfeit the right to appraisal of such Dissenting Shares, and such Dissenting Shares shall be treated as if they had been converted into the right to receive, as of the Effective Time, the Merger Consideration, without interest. Notwithstanding anything to the contrary contained in this section, if the Merger is terminated, rescinded or abandoned, then the right of any Target Shareholder to be paid the fair value of such shareholder’s Dissenting Shares shall cease. The Surviving Company shall comply with all of its obligations under the TBCA or TBOC, as applicable, with respect to holders of Dissenting Shares.
     (b) Target shall give the Parent Parties (i) prompt written notice of any demands for appraisal, any withdrawals of such demands received by Target and any other related instruments served pursuant to the TBCA or TBOC, as applicable, and received by Target, and (ii) the right to participate in all negotiations and proceedings with respect to demands for appraisal under the TBCA or TBOC, as applicable. Target shall not, except with the prior written consent of the Parent, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
     Section 4.5 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) shall take place as soon as practicable, and in any event not later than one (1) Business Day following the date on which the conditions to the Closing set forth in Article IX (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or waived or at such other place, time and date as the parties hereto may agree in writing (the “Closing Date”). The Closing shall take place at the offices of Haynes and Boone, LLP, 1221 McKinney Street, Suite 2100, Houston, Texas, 77010 on the Closing Date.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF TARGET
     Except as disclosed in the disclosure letter, dated as of the date of this Agreement and delivered to Parent in connection with the execution and delivery of this Agreement (the “Target Disclosure Schedule”), which disclosure shall be subject to Section 12.11 hereof, the Target represents and warrants to the Parent Parties as follows:
     Section 5.1 Organization and Qualification
     (a) Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, has the corporate power to own, use or lease its properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the failure to be so duly qualified and in good standing would reasonably be expected to have a Target Material Adverse Effect. Target has made available to the Parent Parties a complete and correct copy of its articles of incorporation and bylaws (or similar organizational documents), each as amended to the date hereof. Target is not in violation of any provision of its articles of incorporation or bylaws (or similar organizational documents), except for any such violation as would not reasonably be expected to have a Target Material Adverse Effect.
     (b) Section 5.1(b) of the Target Disclosure Schedule lists, as of the date hereof, the name and jurisdiction of organization of each Subsidiary of Target and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization. Each such Subsidiary is a corporation or other organization duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has the requisite corporate power to own, use or lease its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the failure to be so duly qualified and in good standing would reasonably be expected to have a Target Material Adverse Effect. Target has made available to the Parent Parties a complete and correct copy of the articles of incorporation and bylaws (or similar organizational documents) of each of Target’s Subsidiaries, each as amended to the date hereof. No Subsidiary of Target is in violation of any provision of its articles of incorporation or bylaws (or similar organizational documents) except for any such violation as would not reasonably be expected to have a Target Material Adverse Effect. Other than Target’s Subsidiaries, Target does not beneficially own or control, directly or indirectly, five percent (5%) or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.
     Section 5.2 Capitalization
     (a) The authorized capital stock of Target consists of 200,000,000 Target Common Shares and 25,000,000 shares of preferred stock, par value $1.00 per share (“Target Preferred Shares”). As of December 17, 2009, (i) 92,475,527 Target Common Shares were issued and outstanding, (ii) no Target Preferred Shares were issued and outstanding, (iii) stock options to acquire 449,000 Target Common Shares were outstanding under all stock option plans and agreements of Target and all such options have an exercise price in excess of the Merger Consideration, and (iv) 3,300,998 warrants of Target were outstanding, of which 1,428,000 of such warrants have an exercise price of $5.85 and, if unexercised, will expire on December 29, 2009. There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote with the Target Shareholders, whether together or as a separate class, on any matters on which the Target Shareholders may vote. All of the outstanding Target Common Shares are validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above or in Section 5.2(a) of the Target Disclosure Schedule, and other than this Agreement, as of the date hereof, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments (including “rights plans” or “poison pills”) obligating Target to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class. Except for the Voting Agreements, there are no agreements, arrangements or other understandings to which Target is a party with respect to the right to vote any shares of capital stock of Target.

     (b) Except as set forth in Section 5.2(b) of the Target Disclosure Schedule, Target is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each Subsidiary of Target, there are no irrevocable proxies with respect to any such shares, and no equity securities of any Subsidiary of Target are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, any shares of capital stock of any Subsidiary of Target. As of the date hereof, there are no contracts, commitments, understandings or arrangements by which Target or any Subsidiary of Target is or may be bound to issue additional shares of capital stock of any Subsidiary of Target or securities convertible into or exchangeable or exercisable for any such shares. Except as set forth in Section 5.2(b) of the Target Disclosure Schedule, all of such shares Target owns are validly issued, fully paid and nonassessable and are owned by it free and clear of all Liens, other than Liens imposed by applicable securities laws.
     Section 5.3 Authority. Target has all necessary corporate power and authority to execute and deliver this Agreement and any ancillary agreements relating to the Transactions to which Target is or will be a party (the “Ancillary Agreements”) and, subject to obtaining the Target Shareholders’ Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Target is or will be a party and the consummation of the Transactions have been duly and validly authorized by Target’s Board of Directors, and no other corporate proceedings on the part of Target are necessary to authorize this Agreement and the Ancillary Agreements to which Target is or will be a party or to consummate the Transactions, other than the Target Shareholders’ Approval and the filing of the Certificate of Merger, in each case, pursuant to the requirements of the TBOC and TBCA, as applicable. This Agreement has been, and the Ancillary Agreements to which Target is or will be a party are, or upon execution will be, duly and validly executed and delivered by Target and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes, or upon execution will constitute, valid and binding obligations of Target enforceable against Target in accordance with their respective terms, except as such enforceability may be subject to the effects of the Enforceability Exception.
     Section 5.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement by Target, the consummation of the Transactions by Target and the performance by Target of its obligations hereunder will not:
     (a) subject to receipt of the Target Shareholders’ Approval, conflict with any provision of Target’s articles of incorporation or bylaws, as amended, or other similar organizational documents of any of its Subsidiaries;
     (b) subject to obtaining the Target Shareholders’ Approval and the filing of the Certificate of Merger with the Secretary of State of Texas, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any Governmental Authority, except for applicable requirements of the HSR Act, the Securities Act, the Securities Exchange Act, state laws relating to takeovers, if applicable, state securities or blue sky laws, except as set forth in

Section 5.4(b) of the Target Disclosure Schedule and except for Customary Post-Closing Consents or (ii) except as set forth in Section 5.4(b) of the Target Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and Permits that would not (i) impair in any material respect the ability of Target or any of its Subsidiaries, as the case may be, to perform its obligations under this Agreement or any Ancillary Agreement or (ii) prevent the consummation of any of the Transactions;
     (c) except as set forth in Section 5.4(c) of the Target Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Target, or any of its Subsidiaries, is a party or by which Target or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) materially impair the ability of Target or any of its Subsidiaries to perform their obligations under this Agreement or any Ancillary Agreement or (ii) prevent the consummation of any of the Transactions;
     (d) except as set forth in Section 5.4(d) of the Target Disclosure Schedule, violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Target or any of its Subsidiaries; or
     (e) except as set forth in Section 5.4(e) of the Target Disclosure Schedule, result in the creation of any Liens upon any shares of capital stock or properties or assets of Target or any of its Subsidiaries under any agreement or instrument to which Target or any of its Subsidiaries is a party or by which Target or any of its Subsidiaries or any of their properties or assets is bound.
     Section 5.5 Target SEC Reports
     (a) Target has filed with the SEC true and complete copies of the Target SEC Reports. As of the respective dates the Target SEC Reports were filed or, if any Target SEC Reports were amended, as of the date such amendment was filed, each Target SEC Report: (i) included all financial statements, schedules and exhibits required to be included therein, (ii) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (iii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No event since the date of the last Target SEC Report has occurred that would require Target to file a current report on Form 8-K other than the execution of this Agreement and the agreements referred to in Section 5.26 and Section 5.27 and executed concurrently with this Agreement.

     (b) The chief executive officer and principal financial officer of Target have made all certifications (without qualification or exceptions to the matters certified) required by, and would be able to make such certifications (without qualification or exception to the matters certified) as of the date hereof as if required to be made as of the date hereof pursuant to, the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct; neither Target nor its officers have received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. Target maintains “disclosure controls and procedures” (as defined in Rule 13a-14(c) under the Exchange Act); such disclosure controls and procedures are effective to ensure that all material information concerning Target and its Subsidiaries is made known on a timely basis to the individuals responsible for preparing Target SEC Reports and other public disclosures and Target is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC.
     Section 5.6 Target Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Target (including any related notes and schedules) included (or incorporated by reference) in its annual reports on Form 10-K for each of the three fiscal years ended December 31, 2006, 2007 and 2008 and its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, June 30 and September 30, 2009 have been prepared from, and are in accordance with, the books and records of Target and its consolidated Subsidiaries, comply in all material respects with GAAP and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Target and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Target and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).
     Section 5.7 Absence of Undisclosed Liabilities; Liabilities as of Year End. Except (a) as set forth in Section 5.7 of the Target Disclosure Schedule, (b) as reflected, reserved for or disclosed in the Target SEC Reports filed and publicly available prior to the date hereof, (c) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since September 30, 2009, and (d) liabilities and obligations incurred in connection with this Agreement and the Transactions, neither Target nor any of its Subsidiaries have incurred any material liabilities or obligations of any nature (contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Target and its Subsidiaries or the notes thereto which are not reflected.
     Section 5.8 Absence of Certain Changes. Except (a) as disclosed in the Target SEC Reports filed and publicly available prior to the date hereof, (b) as set forth in Section 5.8 of the Target Disclosure Schedule or (c) as contemplated by this Agreement, from December 31, 2008 to the date hereof (i) Target and its Subsidiaries have conducted their respective businesses only in the ordinary course of business, (ii) there has not been a Target Material Adverse Effect, (iii) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Target, or any repurchase, redemption or other acquisition by Target or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Target or any of its Subsidiaries, (iv) there has not been any amendment of any term of any outstanding security of Target or any of its Subsidiaries, and (v) there has not been any change in any method of accounting or accounting practice by Target or any of its Subsidiaries, except for any such change required because of a concurrent change in GAAP or to conform a Subsidiary’s accounting policies and practices to those of Target.
     Section 5.9 Taxes. Except as otherwise disclosed in Section 5.9 of the Target Disclosure Schedule:
     (a) Target and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by any of them prior to or as of the Closing Date taking into account all extensions of time to file. As of the time of filing, the foregoing Tax Returns correctly reflected the material facts regarding the income, business, assets, operations, activities, status, or other matters of Target and its Subsidiaries. Such material Tax Returns are true, correct and complete.
     (b) Target and each of its Subsidiaries have paid (or have had paid on their behalf), or will pay or cause to be paid on or before the Closing Date, or where payment is not yet due, have established (or have had established on their behalf), or will establish or cause to be established on or before the Closing Date, an adequate accrual for, all Taxes due with respect to any period ending prior to or as of the Closing Date; provided, however, no amount shall be included in such accrual for any Taxes which may arise as a result of the consummation of the Merger. Target and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.
     (c) No Audit by a Tax Authority is pending or to the knowledge of Target, threatened, with respect to any material Tax Returns filed by, or material Taxes due from, Target or any of its Subsidiaries. No issue has been raised by any Tax Authority in any Audit of Target or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been, proposed, asserted, assessed or to the knowledge of Target, threatened, against Target or any of its Subsidiaries. There are no Liens for Taxes upon the assets of Target or any of its Subsidiaries, except Liens for current Taxes not yet delinquent.
     (d) Neither Target nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

     (e) Neither Target nor any of its Subsidiaries is a party to any agreement or understanding providing for the allocation or sharing of Taxes, other than with respect to each other.
     (f) Except for the group of which it is currently a member, during the last six (6) years neither Target nor any Subsidiary thereof has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code.
     (g) Neither Target nor any of its Subsidiaries has agreed or, to the knowledge of Target, will be required to make any adjustment under Section 481(a) of the Code by reason of change in accounting method or otherwise.
     (h) During the last two (2) years, neither Target nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or 361.
     (i) Neither Target nor any of its Subsidiaries has assets subject to a lease to a “tax exempt entity” within the meaning of Section 168(h)(2) of the Code.
     (j) Each of Target and each of its Subsidiaries has made available to the Parent Parties correct and complete copies of (i) all of their Tax Returns filed within the past five (5) years, (ii) all Audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority within the past five (5) years relating to the federal, state, local or foreign Taxes due from or with respect to any of them and (iii) any closing letters or agreements with respect to Taxes entered into by any of them with any Tax Authorities within the past five (5) years.
     Section 5.10 Litigation. Except as disclosed in the Target SEC Reports filed and publicly available prior to the date hereof or Section 5.10 of the Target Disclosure Schedule, there is no material suit, claim, action, proceeding or investigation pending or, to the knowledge of Target, threatened against or directly affecting Target, any Subsidiaries of Target or any of the directors or officers of Target or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefore. Except as disclosed on the Target SEC Reports filed and publicly available prior to the date hereof or Section 5.10 of the Target Disclosure Schedule, neither Target nor any of its Subsidiaries, nor any officer, director or employee of Target or any of its Subsidiaries has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Target or such Subsidiary nor, to the knowledge of Target, is Target, any of its Subsidiaries or any officer, director or employee of Target or any of its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the Target SEC Reports filed and publicly available prior to the date hereof or Section 5.10 of the Target Disclosure Schedule, there is no order, judgment or decree of any court or other tribunal or other agency extant enjoining or requiring Target or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties.

     Section 5.11 Employee Benefit Plans; ERISA
     (a) Section 5.11(a)(1) of the Target Disclosure Schedule contains a true and complete list of the Target Benefit Plans (other than the Target Employee Agreements) and Section 5.11(a)(2) of the Target Disclosure Schedule lists each Target Employee Agreement.
     (b) Except as set forth in Section 5.11(b) of the Target Disclosure Schedule, with respect to each Target Benefit Plan: (i) if intended to qualify under Section 401(a) or 401(k) of the Code, such plan satisfies in all material respects the requirements of such Section, Target or a Target ERISA Affiliate has received a favorable determination letter from the Internal Revenue Service with respect to such plan’s qualification under Section 401(a) of the Code, and such plan’s related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of Target, nothing has occurred since the date of such letter which would reasonably be expected to adversely affect such qualification or exemption; (ii) each such plan has been administered in all material respects in substantial compliance with its terms and applicable law; (iii) neither Target nor any Target ERISA Affiliate has engaged in, and to the knowledge of Target no other Person has engaged in, any transaction or acted or failed to act in any manner that would subject Target or any Target ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that would result in a Target Material Adverse Effect; (iv) no disputes are pending or, to the knowledge of Target, threatened; (v) neither Target nor any Target ERISA Affiliate has engaged in, and to the knowledge of Target no other Person has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code; (vi) contributions due under a plan subject to Section 401(a) of the Code have been made on a timely basis, and (vii) such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. Contributions made under any Target Benefit Plan that is subject to Section 401(a) of the Code that are deductible under Section 404 of the Code have satisfied the requirements for deduction under Section 404 of the Code, and all contributions which are required and which have not been made have been properly recorded on the books of Target or a Target ERISA Affiliate.
     (c) Neither Target nor any Target ERISA Affiliate has ever adopted, established, maintained or contributed to, or has any liability with respect to, a plan that is subject to Title IV of ERISA, Part 3 of Title I of ERISA or Section 412 of the Code. No Target Benefit Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or a “multiple employer plan” (within the meaning of Section 413(c) of the Code). No event has occurred with respect to Target or a Target ERISA Affiliate in connection with which Target could be subject to any liability, lien or encumbrance that would result in a Target Material Adverse Effect with respect to any Target Benefit Plan or any employee benefit plan described in Section 3(3) of ERISA maintained, sponsored or contributed to by a Target ERISA Affiliate under ERISA or the Code, except for regular contributions and benefit payments in the ordinary course of plan business.

     (d) Except as set forth in Section 5.11(d) of the Target Disclosure Schedule, no present or former employees of Target or any of its Subsidiaries are covered by any Target Employee Agreements or other plans for which Target has any liability that provide or will provide severance pay, post-termination health or life insurance benefits (except as required pursuant to Section 4980(B) of the Code) or any similar benefits, and the consummation of the Transactions shall not cause any payments or benefits to any employee of Target or any of its Subsidiaries to be either subject to an excise tax or non-deductible to Target under Sections 4999 and 280G of the Code, respectively.
     (e) Attached as Section 5.11(e) of the Target Disclosure Schedule is a current list of Target’s employees (the “Target Employees”), and a severance package table (the “Severance Package Table”) which lists the maximum amount of all cash amounts as of the date of this Agreement that Target is obligated to pay to Target Employees pursuant to severance arrangements.
     Section 5.12 Environmental Matters. Except (i) as set forth in Section 5.12 of the Target Disclosure Schedule and (ii) with respect to any matters that would not reasonably be expected to result in a Target Material Adverse Effect:
     (a) The businesses of Target and its Subsidiaries have been and are operated in compliance with all Environmental Laws.
     (b) Neither Target nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances, except in compliance with all Environmental Laws, and no generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Target for any of its Subsidiaries except in compliance with all Environmental Laws.
     (c) Neither Target nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of Target, any other communication alleging or concerning any violation by Target or any of its Subsidiaries of, or responsibility, obligation or liability of Target or any of its Subsidiaries under, any Environmental Law. There are no pending, or to the knowledge of Target, threatened, claims, suits, actions, proceedings or investigations with respect to any violation of, or responsibility, obligation or liability under, any Environmental Law or the release of any Hazardous Substances on, at or under any property or facility owned, leased, or operated by Target or any of its Subsidiaries, nor does Target have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.
     (d) Neither Target nor any of its Subsidiaries has received any notice that it has been identified by the U.S. Environmental Protection Agency, or any similar state authority, as a potentially responsible party under the Comprehensive Environmental Response Compensation and Liability Act (CERCLA) or any similar or analogous state law and neither Target nor any of its Subsidiaries has received any request for information issued under CERCLA.
     (e) Target and its Subsidiaries have obtained and are in compliance with Permits under all Environmental Laws required for the operation of the businesses of Target and its Subsidiaries as currently conducted; there are no pending or, to the knowledge of Target, threatened, actions, proceedings or investigations alleging violations of or seeking to modify, revoke or deny renewal of any of such Permits; and Target does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation regarding the violation of or seeking to modify, revoke or deny renewal of any of such Permits. All such Permits are listed on Section 5.12(e) of the Target Disclosure Schedule.
     (f) Except as described in Section 5.12(e), without in any way limiting the generality of the foregoing, (i) to Target’s knowledge, all offsite locations where Target or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Substances are licensed and operating as required by law and (ii) no polychlorinated biphenyls (“PCBs”), PCB-containing items, underground storage tanks, asbestos-containing materials, or radioactive materials are used or stored at any property owned, leased or operated by Target or any of its Subsidiaries except in compliance with Environmental Laws.
     (g) The Target has provided to Parent copies of all audits, studies, reports, analyses and results of investigations which relate to environmental issues or compliance by Target and its Subsidiaries with applicable Environmental Laws that are in the possession of the Target or its Subsidiaries and created within the past two (2) years.
     (h) No claims have been asserted or, to Target’s knowledge, threatened to be asserted against Target or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of alleged exposure or otherwise related to Hazardous Substances used, handled, generated, transported or disposed by Target or its Subsidiaries.
     Section 5.13 Compliance with Applicable Laws
     (a) Except for Customary Post-Closing Consents, Target and each of its Subsidiaries hold all material Permits necessary for the lawful conduct of their respective businesses, as now conducted, and such businesses are not being, and neither Target nor any of its Subsidiaries have received any notice from any Person that any such business has been or is being, conducted in violation of any applicable law, ordinance or regulation (including any applicable law, ordinance or regulation relating to occupational health and safety) that is material to the operation of the business as now conducted, provided, however, no representation or warranty in this section is made with respect to Environmental Laws, which are covered exclusively in Section 5.12.
     (b) Neither Target, any Subsidiary of Target, nor, to the knowledge of Target, any director, officer, agent, employee or other Person acting on behalf of Target or any of its Subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other domestic or foreign law.
     Section 5.14 Insurance. Section 5.14 of the Target Disclosure Schedule lists each insurance policy of Target and its Subsidiaries currently in effect. Target has made available to the Parent Parties a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder none of Target, any of its Subsidiaries or, to Target’s knowledge, any other party to the policy is in material breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Target does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a material breach or default or permit termination, modification or acceleration under the policy. Section 5.14 of the Target Disclosure Schedule describes any self-insurance arrangements affecting Target or its Subsidiaries. To Target’s knowledge, the insurance policies listed in Section 5.14 of the Target Disclosure Schedule include all material policies which are required in connection with the operation of the businesses of Target and its Subsidiaries as currently conducted by applicable laws and all agreements relating to Target and its Subsidiaries.
     Section 5.15 Labor Matters; Employees
     (a) Except as set forth in Section 5.15 of the Target Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Target, threatened against or affecting Target or any of its Subsidiaries and, during the past five (5) years, there has not been any such action, (ii) none of Target or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Target or any of its Subsidiaries, (iii) none of the employees of Target or any of its Subsidiaries are represented by any labor organization and none of Target or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of Target or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, (iv) Target and its Subsidiaries have each at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint against Target or any of its Subsidiaries pending or, to the knowledge of Target, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Target or any of its Subsidiaries, (vii) neither the Occupational Safety and Health Administration nor any other federal or state agency has threatened to file any citation, and there are no pending citations, relating to Target or any of its Subsidiaries, and (viii) to Target’s knowledge, there is no employee or governmental claim or investigation, including any charges to the

Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, Workers’ Compensation claims, sexual harassment complaints or demand letters or threatened claims.
     (b) Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”), none of Target or any of its Subsidiaries have effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Target or any of its Subsidiaries, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Target or any of its Subsidiaries, nor has Target or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.
     Section 5.16 Reserve Reports
     (a) All information (including the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which Target or its Subsidiaries are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Target or its Subsidiaries) supplied to T. J. Smith & Co., Inc. by or on behalf of Target and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Interests of Target in connection with the preparation of the proved oil and gas reserve reports concerning the Oil and Gas Interests of Target and its Subsidiaries as of January 1, 2009 and prepared by such engineering firm (the “Target Reserve Report”) was (at the time supplied or as modified or amended prior to the issuance of the Target Reserve Report) true and correct in all material respects and Target has no knowledge of any material errors in such information that existed at the time of such issuance. Except for (i) changes generally affecting the oil and gas industry (including changes in commodity prices), (ii) changes reflected in the interim reserve report prepared by Target, dated October 1, 2009, a copy of which has been provided to Parent, and (iii) other normal adjustments since that date, including, but not limited to, production, there has been no material change in respect of the matters addressed in the Target Reserve Report.
     (b) Set forth in Section 5.16(b) of the Target Disclosure Schedule is a list of all material Oil and Gas Interests that were included in the Target Reserve Report that have been disposed of prior to the date hereof.
     Section 5.17 [Reserved]
     Section 5.18 Material Contracts
     (a) Set forth in Section 5.18(a) of the Target Disclosure Schedule is a list of each Target Material Contract that has not been filed and made publicly available in a Target SEC Report at least two (2) days prior to the date hereof, except for agreements referred to in Section 5.26 and Section 5.27 and executed concurrently with this Agreement.
     (b) Except as set forth in Section 5.18(b) of the Target Disclosure Schedule or the Target SEC Reports filed and publicly available prior to the date hereof, the Oil and Gas Interests of Target and its Subsidiaries are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, or (ii) any agreement not entered into in the ordinary course of business in which the amount involved is in excess of $500,000. In addition, (A) all Target Material Contracts are the valid and legally binding obligations of Target and, to the knowledge of Target, each of the other parties thereto, and are enforceable in accordance with their respective terms, except as such enforceability may be subject to the Enforceability Exception; (B) except as set forth in the Target SEC Reports filed and publicly available prior to the date hereof, Target is not in material breach or default with respect to, and to the knowledge of Target, no other party to any Target Material Contract is in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise; (C) no party to any Target Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof; and (D) except as set forth in the Target SEC Reports filed and publicly available prior to the date hereof no Target Material Contract contains any provision that prevents Target or any of its Subsidiaries from owning, managing and operating the Oil and Gas Interests of Target and its Subsidiaries in accordance with historical practices.
     (c) As of the date hereof, except as set forth in Section 5.18(c) of the Target Disclosure Schedule, with respect to authorizations for expenditure executed after December 31, 2008, (i) there are no outstanding calls for payments in excess of $250,000 that are due or that Target or its Subsidiaries are committed to make that have not been made; (ii) there are no operations with respect to which Target or its Subsidiaries have become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which a third party operator is not required under the applicable operating agreement to seek consent.
     (d) Except as set forth in Section 5.18(d) of the Target Disclosure Schedule, (i) there are no provisions applicable to the Oil and Gas Interests of Target and its Subsidiaries which increase the royalty percentage of the lessor thereunder; and (ii) none of the Oil and Gas Interests of Target and its Subsidiaries are limited by terms fixed by a certain number of years (other than primary terms under oil and gas leases).
     Section 5.19 Required Shareholder Vote; Board Action.
     (a) The affirmative vote of holders of at least two-thirds of the Target Common Shares (the “Target Shareholders’ Approval”) is the only vote necessary by the Target Shareholders for the approval of this Agreement and the Merger.
     (b) On or prior to the date of this Agreement, the Board of Directors of Target has unanimously (i) determined that this Agreement, the Merger, the Ancillary

Agreements, the Voting Agreements and the other Transactions are advisable and in the best interests of Target and the Target Shareholders, (ii) approved and declared advisable this Agreement, the Merger, the Ancillary Agreements, the Voting Agreements and the other Transactions and (iii) resolved to recommend that the Agreement and the Merger be approved by the Target Shareholders (the “Target Recommendation”).
     Section 5.20 Proxy Statement. None of the information to be supplied by Target for inclusion in the Proxy Statement relating to the Target Shareholder Meeting, to be filed by Target with the SEC, and any amendments or supplements thereto, will, at the time of filing, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to the Target shareholders, and at the time of the Target Shareholder Meeting and at the Effective Time (taking into account all additional definitive proxy materials filed by the Target subsequent to the mailing of the Proxy Statement), contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Target with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement.
     Section 5.21 Intellectual Property. Target or its Subsidiaries own, or are licensed or otherwise have the right to use, all Intellectual Property currently used in the conduct of the business of Target and its Subsidiaries. No Person has notified either Target or any of its Subsidiaries in writing and Target does not have any knowledge that their use of the Intellectual Property infringes on the rights of any Person, and, to Target’s knowledge, no Person is infringing on any right of Target or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to Target’s knowledge, threatened that Target or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property. No material software license will terminate by its terms due to the Merger, and all software licenses material to the business of Target will transfer to the Surviving Company pursuant to the Merger.
     Section 5.22 Hedging. Section 5.22 of the Target Disclosure Schedule sets forth for the periods shown obligations of Target and each of its Subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of Target or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section 5.22 of the Target Disclosure Schedule, as of the date hereof, neither Target nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities (“Existing Derivative Transactions”).
     Section 5.23 Brokers. No broker, finder or investment banker (other than Rivington, JP Morgan and Morgan Keegan, the fees and expenses of which will be paid by Target) is entitled to any brokerage, finder’s fee or other fee or commission payable by Target or any of its Subsidiaries in connection with the Transactions based upon arrangements made by and on behalf of Target or any of its Subsidiaries.

     Section 5.24 Fairness Opinion. Target’s Board of Directors has received a written opinion (or oral opinion to be confirmed in writing) from Morgan Keegan to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the Target Shareholders (the “Fairness Opinion”). True and complete copies of the Fairness Opinion have been given to the Parent Parties for informational purposes only, and Morgan Keegan has agreed to the inclusion of the Fairness Opinion in the Proxy Statement for the Target Shareholder Meeting.
     Section 5.25 Takeover Laws. Assuming the representation and warranty set forth in Section 6.7 is true, no “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to Target is applicable to the Merger or the Transactions.
     Section 5.26 Net Profits Interest Agreements; Reeves/Mayell Agreements
     (a) Except as set forth in this Section 5.26 and as set forth in Section 5.26(a) of the Target Disclosure Schedule:
(i)	there are no net profits interest agreements between Target or any of its Subsidiaries and any other Person,

(ii)	by the Termination Agreement dated April 29, 2008, between Target and Joseph A. Reeves, Jr. (“Reeves”), Target has terminated, except to the extent that such net profit interests were modified and recognized as vested therein, the agreement between Target and Reeves, dated June 27, 1995 (effective January 1, 1994), as amended by that certain “AMENDMENT TO AGREEMENT DATED JUNE 27, 1995”, said amendment having been filed of record under document number 20090356605 in the public records of Harris County, Texas,

(iii)	by the Termination Agreement dated April 29, 2008, between Target and Michael J. Mayell (“Mayell”), Target has terminated, except to the extent that such net profit interests were modified and recognized as vested therein, the agreement between Target and Mayell, dated June 27, 1995 (effective January 1, 1994), as amended by that certain “AMENDMENT TO AGREEMENT DATED JUNE 27, 1995”, said amendment having been filed of record under document number 20090356606 in the public records of Harris County, Texas,

(iv)	any and all net profits interests owned or controlled by Reeves and Mayell, or assigns of Reeves and Mayell, have specifically been excluded from the Target Reserve Report,

(v)	there are no other net profit interests owned or controlled by Reeves or Mayell, or which Reeves and Mayell or assigns of Reeves and Mayell have the right to acquire, pursuant to agreements that are or were in effect with Target or any of its Subsidiaries, and

(vi)	Target has no contractual duty to obtain the approval of Reeves or Mayell, or assigns of Reeves and Mayell, for any sales transactions of all or part of Target’s interests, including without limitation, third party sales, farmouts, joint venture agreements or any other conveyance transaction.
     (b) Each of the (i) Omnibus Agreement Relating to Assigned Interests, dated as of December 22, 2009, among Reeves, Target, TMRX, TODD, JAR, LOP and Cairn (the “Reeves NPI Agreement”) and (ii) Agreement With Cross-Release, dated as of December 17, 2009, among Mayell, Target, TMRX, Sydson, LOP and Cairn (the “Mayell NPI Agreement,” and, together with the Reeves NPI Agreement, the “NPI Agreements”) is the valid and legally binding obligation of Target and, to the knowledge of Target, each of the other parties thereto and is enforceable in accordance with its terms, except as such enforceability may be subject to the Enforceability Exception. Target is not in material breach or default with respect to, and to the knowledge of Target, no other party to any NPI Agreement is in material breach or default with respect to, its obligations thereunder. Target has made available to the Parent Parties true, complete and correct copies of the NPI Agreements.
     (c) The Settlement and Release Agreement, dated as of December 22, 2009, among Target, TODD, JAR and Reeves (the “Reeves Release”) is the valid and legally binding obligations of Target and, to the knowledge of Target, each of the other parties thereto, and is enforceable in accordance with its terms, except as such enforceability may be subject to the Enforceability Exception. Target is not in material breach or default with respect to, and to the knowledge of Target, no other party to the Reeves Release is in material breach or default with respect to, its obligations thereunder. Target has made available to the Parent Parties a true, complete and correct copy of the Reeves Release.
     Section 5.27 Forbearances
     (a) Credit Facility Forbearance. The Forbearance and Amendment Agreement, dated as of September 3, 2009, the First Amendment to Forbearance and Amendment Agreement, dated as of September 30, 2009, the Second Amendment to Forbearance and Amendment Agreement, dated October 2, 2009, the Third Amendment to Forbearance and Amendment Agreement, dated as of October 20, 2009, the Fourth Amendment to Forbearance and Amendment Agreement, dated as of November 13, 2009, the Fifth Amendment to Forbearance and Amendment Agreement, dated as of November 20, 2009, the Sixth Amendment to Forbearance and Amendment Agreement, dated as of November 30, 2009, the Seventh Amendment to Forbearance and Amendment Agreement, dated as of December 2, 2009, the Eighth Amendment to Forbearance and Amendment Agreement, dated as of December 4, 2009, the Ninth Amendment to Forbearance and Amendment Agreement, dated as of December 14, 2009, the Tenth Amendment to Forbearance and Amendment Agreement, dated as of December

21, 2009, and the Eleventh Amendment to Forbearance and Amendment Agreement, dated as of the date of this Agreement (collectively, and as may be subsequently amended from time to time, the “Fortis Forbearance Agreement”), among Target, certain of its Subsidiaries, Fortis Capital Corp., as administrative agent, and the several banks, financial institutions and other entities from time to time parties thereto (collectively, the “Target Lenders”), amending that certain Amended and Restated Credit Agreement, dated as of December 23, 2004, as amended, among Target, Fortis Capital Corp. (“Fortis”), as administrative agent, and the lenders party thereto (“Target Credit Agreement”) are in effect. Except as set forth in Section 5.27(a) of the Target Disclosure Schedule, no default or event of default under the Target Credit Agreement has occurred, other than as set forth in the Fortis Forbearance Agreement, and no Target Lender has sent a default or cross-default notice to Target. Target is in compliance with all of its covenants under the Fortis Forbearance Agreement, and has obtained the consent of the Target Lenders to the Transactions.
     (b) Hedging Agreements Forbearance. The (i) ISDA Master Agreement, dated as of August 9, 2007, between The Bank of Nova Scotia and Target, and the ISDA Schedule thereto, and (ii) ISDA 2002 Master Agreement, dated October 28, 2004, between Fortis Energy LLC and Target, the Schedule thereto and the ISDA Credit Support Annex to such Schedule (“Fortis Hedging Agreement”, and collectively, the “Hedging Agreements”) are in effect. Target and certain of its Subsidiaries on the one hand, and Fortis and Fortis Energy Marketing & Trading GP on the other hand, have entered into a forbearance agreement with respect to the Fortis Hedging Agreement, and the First Amendment to Forbearance Agreement, dated as of December 4, 2009, the Second Amendment to Forbearance Agreement, dated as of December 14, 2009, and the Third Amendment to Forbearance Agreement, dated as of December 16, 2009 (collectively, and as may be subsequently amended from time to time, the “Hedging Forbearance Agreement”). Except as set forth in Section 5.27(b) of the Target Disclosure Schedule, no default or event of default under the Hedging Agreements has occurred, other than as set forth in the Hedging Forbearance Agreement, and Target has not received a default or cross-default notice with respect to any of the Hedging Agreements. Target is in compliance with all of its covenants under the Hedging Forbearance Agreement.
     (c) CIT Forbearance. The Forbearance and Amendment Agreement, dated as of September 3, 2009, and the First Amendment to Forbearance and Amendment Agreement, dated as of December 4, 2009, the Second Amendment to Forbearance and Amendment Agreement, dated as of December 14, 2009, the Third Amendment to Forbearance and Amendment Agreement, dated as of December 21, 2009, and the Fourth Amendment to Forbearance and Amendment Agreement, dated as of the date of this Agreement (collectively, and as may be subsequently amended from time to time, the “CIT Forbearance and Amendment Agreement”), among Target, certain of its Subsidiaries, and The CIT Group/Equipment Financing, Inc., as administrative agent and lender (“Target CIT Lenders”), amending that certain Credit Agreement, dated as of May 2, 2008, as amended, among TMR Drilling Corporation, The CIT Group/Equipment Financing, Inc., as administrative agent, and the lenders party thereto (“CIT Credit Agreement”) are in effect. Except as set forth in Section 5.27(c) of the Target Disclosure

Schedule, no default or event of default under the CIT Credit Agreement has occurred, other than as set forth in the CIT Forbearance and Amendment Agreement, and no Target CIT Lender has sent a default or cross-default notice to Target. Target is in compliance with all of its covenants under the CIT Forbearance and Amendment Agreement and has obtained from the Target CIT Lenders their consent to the Transactions and their agreement that the Surviving Company shall succeed to the CIT Forbearance and Amendment Agreement and the CIT Credit Agreement pursuant to their terms.
     (d) Orion Forbearance. The Forbearance and Amendment Agreement, dated as of September 3, 2009 (“Orion Forbearance and Amendment Agreement”), among Target, certain of its Subsidiaries, and Orion Drilling Company LLC, successor to Orion Drilling Company, LP (collectively, “Orion”) is in effect. Except as set forth in Section 5.27(d) of the Target Disclosure Schedule, no default or event of default under the Orion Forbearance and Amendment Agreement and the other agreements referenced therein has occurred, other than as set forth in the Orion Forbearance and Amendment Agreement, and Orion has not sent a default or cross-default notice to Target. Target is in compliance with all of its covenants under the Orion Forbearance and Amendment Agreement and has obtained from Orion its consent (if required) to the Transactions, and the Surviving Company has the right to succeed to the Orion Forbearance and Amendment Agreement and related agreements pursuant to their terms.
     (e) Extension. Target has entered into an agreement with the Target Lenders to extend the Fortis Forbearance Agreement until the Effective Time.
     Section 5.28 Gas Balancing and Take-or-Pay Contracts. Except as set forth in Section 5.28 of the Target Disclosure Schedule, neither Target nor any of its Subsidiaries, or any Oil and Gas Interests of any of them, is subject to or encumbered by a balancing, take-or-pay/make-up, deferred production, Hydrocarbon banking or other arrangement under which one or more third parties may take a portion of the Hydrocarbons produced without full payment therefor, in cash or immediately available funds at the market price or value thereof, as a result of Hydrocarbons having been taken from, or as a result of other actions or inactions with respect to, such Oil and Gas Interests.
     Section 5.29 Production Requirements. None of the production of Hydrocarbons which have heretofore been produced from the Oil and Gas Interests of Target or its Subsidiaries has been in excess of allowable production quotas allowed or permitted to such Oil and Gas Interests by any applicable regulatory authority so as to subject, after the Effective Time, any well located thereon to restrictions or penalties on allowables for overproduction.
     Section 5.30 Well Bonus Plans. Section 5.30 of the Target Disclosure Schedule sets forth, with respect to each of the TMRC Geoscientist Well Bonus Plan, TMRC Management Well Bonus Plan and the TMRC TMR Employees Trust Well Bonus Plan (collectively, the “Well Bonus Plans”) (a) all Oil and Gas Interests subject to each such Well Bonus Plan as of the date hereof, (b) each current or former Target Employee that has been granted an award under each such Well Bonus Plan, which award is currently accruing payments of net profits interests (as defined in each of the respective Well Bonus Plans) thereunder and (c) the percentage of such net profits interest awarded to each such Target Employee. Subject to Section 8.13(a), such net profits interests will continue to accrue in accordance with the Well Bonus Plans until the Effective Time, and will continue to accrue after the Effective Time if the Surviving Company adopts the Well Bonus Plans.
     Section 5.31 Interested Party Transactions. Except as set forth in the Target SEC Reports filed prior to the date hereof, Target Benefit Plans or Target Employee Agreements, Section 5.31 of the Target Disclosure Schedule sets forth a correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement under which any of Target or its Subsidiaries has any existing or future liabilities between any of Target or its Subsidiaries, on the one hand, and, on the other hand, any (a) present or former officer or director of any of Target or its Subsidiaries or any Person that has served as such an officer or director within the past two (2) years or any of such officer’s or director’s immediate family members, (b) record or beneficial owner of more than five percent (5%) of Target’s Common Shares as of the date hereof, or (c) to the knowledge of Target, any Affiliate of any such officer, director or owner (other than Target or its Subsidiaries) (each an “Affiliate Transaction”). Target has provided or made available to Parent correct and complete copies of each such contract or other relevant documentation (including any amendments or modifications thereto) providing for each Affiliate Transaction.
     Section 5.32 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, neither the Target nor any other Person makes any other express or implied representation or warranty on behalf of the Target or any of its Affiliates in connection with this Agreement or the Transactions.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF PARENT PARTIES
     The Parent Parties hereby represent and warrant to Target as follows:
     Section 6.1 Organization and Qualification. Parent is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas.
     Section 6.2 Authority. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and any Ancillary Agreements to which it is or will be a party and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Parent or Merger Sub are or will be a party and the consummation of the Transactions have been duly and validly authorized by the governing bodies of Parent and Merger Sub and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the Ancillary Agreement to which Parent or Merger Sub are or will be a party or to consummate the Transactions, other than the filing of the Certificate of Merger pursuant to the requirements of the TBOC or the TBCA. Parent, as the sole member of Merger Sub has adopted and approved this Agreement, including the Merger. This Agreement has been, and the Ancillary Agreements to which Parent or Merger Sub are or will be a party are, or upon execution will be, duly and validly executed and delivered by each of the Parent Parties and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes or upon execution will constitute, the valid and binding obligations of each of the Parent Parties enforceable against such Persons in accordance with their respective terms, except for the Enforceability Exception.
     Section 6.3 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions. All of the outstanding membership interests of Merger Sub are owned directly by Parent. As of the date of this Agreement and the Effective Time, except for obligations or liabilities incurred in connection with its formation or organization and the Transactions, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type whatsoever or entered into any agreements or arrangements with any Person, except as would not reasonably be expected to have a material adverse effect on the ability of Merger Sub to timely consummate the Transactions. The organizational documents of Merger Sub provided to Target by Parent are true and correct copies of the organizational documents in effect for Merger Sub on the date of this Agreement.
     Section 6.4 No Violation. The execution and delivery of this Agreement, the consummation of the Transactions and the performance by the Parent Parties of their respective obligations hereunder will not:
     (a) conflict with any provision of Parent or Merger Sub’s organizational documents, as amended;
     (b) result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Parent, Merger Sub, or any of their respective Subsidiaries, is a party or by which Parent, Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) materially impair the ability of Parent, Merger Sub, or any of their respective Subsidiaries to perform their obligations under this Agreement or any Ancillary Agreement or (ii) prevent the consummation of any of the Transactions.
     Section 6.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s fee or other fee or commission payable by Parent or any of its Affiliates in connection with the Transactions based upon arrangements made by and on behalf of Parent or any of its Affiliates.
     Section 6.6 Parent Information. None of the information to be supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement relating to the Target Shareholder Meeting, to be filed by Target with the SEC, and any amendments or supplements thereto, will, at the time of the filing, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to the Target Shareholders, and at the time of the Target

Shareholder Meeting and at the Effective Time (taking into account all additional definitive proxy materials filed by Target subsequent to such mailing of the Proxy Statement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Target for inclusion or incorporation by reference in the Proxy Statement.
     Section 6.7 Target Stock. None of Parent, Merger Sub, or their respective Affiliates (i) owns (directly or indirectly, beneficially or of record) any securities of the Target or (ii) holds any right to acquire, hold, vote or dispose of any securities in the Target, except as contemplated by the Voting Agreements. Neither Parent nor Merger Sub is an “affiliated shareholder” of the Target as defined in Section 13.02A.(2) of the TBCA and Section 21.602 of the TBOC. Parent and Merger Sub represent and warrant that as of the date hereof, more than three (3) years has lapsed since any Affiliate of Parent or Merger Sub first became an “affiliated shareholder” in the Target as defined in Section 13.02A.(2) of the TBCA and Section 21.602 of the TBOC.
     Section 6.8 Financing. Parent has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to cause Merger Sub to make payment of the aggregate Merger Consideration by Merger Sub under the Merger and all related fees and expenses and to otherwise consummate the Transactions. Parent acknowledges that obtaining of any financing is not a condition to closing.
     Section 6.9 No Other Representations or Warranties. Except for the representations and warranties contained in this Article VI, neither Parent, Merger Sub nor any other Person makes any other express or implied representation or warranty on behalf of Parent or Merger Sub or any of their respective Affiliates in connection with this Agreement or the Transactions.
ARTICLE VII.
CONDUCT OF BUSINESS PENDING THE MERGER
     Section 7.1 Conduct of Business by Target Pending the Merger.
     (a) From the date hereof until the earlier of the termination of this Agreement or the Effective Time, except (i) as set forth in Section 7.1(a) of the Target Disclosure Schedule, (ii) as required, expressly contemplated or permitted by this Agreement, (iii) as required by applicable law, or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), Target (A) shall conduct its business in the ordinary course and (B) shall use all commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and key employees, subject to the terms of this Agreement.

     (b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except (i) as set forth in Section 7.1(b) of the Target Disclosure Schedule, (ii) as required, expressly contemplated or permitted by this Agreement, (iii) as required by applicable law, or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Target shall not, and shall not permit any of its Subsidiaries to:
          (i) cause or permit any change to its articles of incorporation or bylaws (or similar organizational documents);
          (ii) (A) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Target, or (B) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, Target, except (1) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or any of its Subsidiaries, and (2) the acceptance of Target Common Shares in payment of the exercise price or withholding Taxes incurred by any holder in connection with the exercise of options or the lapse of restrictions on restricted shares;
          (iii) merge or consolidate with any other Person or acquire capital assets other than Oil and Gas Interests of any other Person for aggregate consideration in excess of $100,000 in any single transaction (or series of transactions), or enter a new line of business or commence business operations in any country in which Target or any of its Subsidiaries is not operating as of the date hereof;
          (iv) sell, lease, license or otherwise surrender, relinquish or dispose of or grant any Liens with respect to, any assets or properties (other than to Merger Sub and its direct and indirect wholly owned Subsidiaries) with an aggregate fair market value exceeding $100,000 in any single transaction (or series of transactions) (other than sales of Hydrocarbons in the ordinary course of business), except pursuant to Target Material Contracts in force on the date of this Agreement;
          (v) settle any Audit that would require Target to make any material payment to a Governmental Authority, make or change any material Tax election or file any material amended Tax Return, except in the ordinary course of business;
          (vi) Except as otherwise permitted by this Agreement or as set forth in Section 7.1(b) of the Target Disclosure Schedule, Target shall not, and shall not permit any of its Subsidiaries to, issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise and except pursuant to existing obligations disclosed in the Target SEC Reports filed and publicly available prior to the date hereof or the Target Disclosure Schedule), enter into any amendment of any term of any outstanding security of Target or of any of its Subsidiaries, fail to make any required contribution to any Target Benefit Plan, increase compensation, bonus (except for compensation or bonuses as set forth in Section 7.1(b) of the Target Disclosure Schedule)

or other benefits payable to (except for payments pursuant to 401(k) plans), or modify or amend any employment agreements or severance agreements with, any executive officer or former employee or enter into any settlement or consent with respect to any pending litigation in excess of $100,000 other than settlements in the ordinary course of business;
          (vii) change any method of accounting or accounting practice by Target or any of its Subsidiaries except for any such change required by GAAP or the rules and regulations promulgated by the SEC;
          (viii) take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a “plant closing” or “mass layoff” (each as defined in the WARN Act) without in good faith attempting to comply with the WARN Act;
          (ix) amend or otherwise change the terms of any arrangements of the type described in Section 5.23, except to the extent that any such amendment or change would result in terms more favorable to Target;
          (x) become bound or obligated to make any expenditure, capital expenditure, participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Interests that will, in the aggregate, cost in excess of $250,000 over the total amount budgeted in the budget set forth in Section 7.1(b) of the Target Disclosure Schedule (the “Aggregate Cost Overrun”), and except for utilization of the Aggregate Cost Overrun, neither Target nor any of its Subsidiaries shall, with respect to any of the individual projects set forth in Section 7.1(b) of the Target Disclosure Schedule, become bound to or expend funds in excess of the amount budgeted for such project as set forth in Section 7.1(b) of the Target Disclosure Schedule;
          (xi) fail to timely meet their royalty payment obligations in connection with their respective oil and gas leases;
          (xii) (A) enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities, other than in the ordinary course of business in accordance with Target’s current policies and as contemplated by this Agreement, or (B) enter into any fixed price commodity sales agreements with a duration of more than three (3) months, other than in the ordinary course of business in accordance with Target’s current policies;
          (xiii) (i) adopt, amend (other than amendments that reduce the amounts payable by Target or any Subsidiary, or amendments required by law to preserve the qualified status of a Target Benefit Plan or otherwise comply with ERISA, the Code or other applicable law) or assume any obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any Person (including contracts with management of Target or any Subsidiary that might require that payments be made upon consummation of the Transactions) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (ii) engage in any transaction (either acting alone or in conjunction with any Target Benefit Plan or trust created thereunder) in connection with which Target or any Subsidiary would reasonably be expected to be subject (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (iii) terminate any Target Benefit Plan in a manner, or take any other action with respect to any Target Benefit Plan, that could result in the liability of Target or any Subsidiary to any person, (iv) take any action that could adversely affect the qualification of any Target Benefit Plan or its compliance with the applicable requirements of ERISA, (v) fail to make full payment when due of all amounts which, under the provisions of any Target Benefit Plan, any agreement relating thereto or applicable law, Target or any Subsidiary is required to pay as contributions thereto or (vi) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Target Benefit Plan;
          (xiv) (A) approve an increase in salary for any Target Employees, or (B) terminate any Target Employee entitled to any severance payment upon such termination, (C) or enter into, renew, permit to extend or amend any employment, severance, termination or similar agreement or arrangement with any director, officer, employee or consultant;
          (xv) permit any of its Subsidiaries to organize or acquire any Person that could become a Subsidiary;
          (xvi) permit any of its Subsidiaries to enter into any commitment or agreement to license or purchase seismic data, other than pursuant to agreements or commitments existing on the date hereof;
          (xvii) (A) enter into any Exclusivity Arrangements that would be applicable after the Closing Date to Parent and its Subsidiaries or (B) other than in the ordinary course of business, (1) amend or modify in any material respect or terminate any Target Material Contract or (2) waive, release or assign any material rights, claims or benefits of Target and its Subsidiaries under any Target Material Contract;
          (xviii) except for the payment of any deductible under an existing insurance policy (or a commercially reasonable substitute for a company engaged in businesses similar to those of Target and its Subsidiaries) with respect to a claim that is being settled by such insurance company, settle, pay, compromise or discharge any claim that (A) requires any payment by Target and its Subsidiaries in excess of $100,000 in the aggregate or (B) involves any restrictions on the conduct of Target or its Subsidiaries or any of its Affiliates’ business or other equitable remedies that materially adversely affect the business of Target and its Subsidiaries, and Target and its Subsidiaries shall not settle, pay, compromise or discharge any claim against Target and its Subsidiaries with respect to or arising out of the Transactions;
          (xix) incur, create, assume, modify, guarantee or otherwise become liable for any obligation for borrowed money, purchase money indebtedness or any obligation of any other Person, whether or not evidenced by a note, bond, debenture, guarantee, indemnity or similar instrument, except for (A) borrowings and renewals, amendments, extensions or increases thereof under credit lines existing at the date of this Agreement, (B) trade payables incurred in the ordinary course of business consistent with past practice, (C) indebtedness with any Subsidiary, (D) obligations under Existing Derivative Transactions, and (E) other obligations not exceeding $100,000 in the aggregate outstanding at any one time;
          (xx) sublet, sublease, assign, extend, terminate or otherwise modify the material terms of the commercial real estate lease for the property located at 1401 Enclave Parkway, Houston, Texas 77077 used for the offices of Target and its Subsidiaries;
          (xxi) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) prior to the same being due in excess of $100,000 in the aggregate, other than pursuant to mandatory terms of any agreement, understanding or arrangement as in effect on the date hereof;
          (xxii) fail to continuously maintain in full force and effect its current insurance or a commercially reasonable substitute for a company engaged in business similar to those of Target and its Subsidiaries.
          (xxiii) adopt a plan of complete or partial liquidation, dissolution, or reorganization; and
          (xxiv) agree or commit to do any of the foregoing.
ARTICLE VIII.
ADDITIONAL AGREEMENTS
     Section 8.1 Preparation of the Proxy Statement
     (a) As promptly as is practicable following the date of this Agreement, Target shall prepare a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) in order to seek the Target Shareholders’ Approval. The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act and other applicable law. Each of Parent and Target also agrees to use reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions. Target shall respond to any comments from the SEC as promptly as practicable following the receipt of such comments. Target will use its reasonable best efforts to cause the SEC to complete its review of the Proxy Statement as promptly as is practicable after such filing, and Target shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the holders of Target Common Shares as promptly as is practicable after the SEC shall have notified Target that it has no further comments regarding the Proxy Statement.
     (b) No filing of or amendment or supplement to the Proxy Statement and all responses to requests for additional information and replies to comments prior to these being filed with or sent to the SEC will be made by Target, without providing Parent and its counsel a reasonable opportunity to review and comment thereon prior to its being filed with the SEC. Target agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Target Shareholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. If at any time prior to the Effective Time, any information relating to Target, or any of its Affiliates, directors or officers, should be determined by Target to have rendered the Proxy Statement misleading in any material way (whether as a result of the misstatement of a material fact or the omission of a material fact), Target shall promptly prepare and file with the SEC an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Target shall promptly notify the Parent of such material misstatement or omission and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of Target. Target shall notify Parent promptly of the receipt of any comments from the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with (i) copies of all correspondence and a description of all material oral discussions between it or any of its respective Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the Merger and (ii) copies of all orders of the SEC relating to the Proxy Statement.
     Section 8.2 Shareholders Meeting; Recommendations. Subject to Section 8.4, Target shall take all actions necessary under applicable law to call, give notice of, convene and hold a meeting of the Target Shareholders (the “Target Shareholders Meeting”) as soon as reasonably practicable following the date of this Agreement for the purpose of securing the Target Shareholders’ Approval. Target shall consult with Parent regarding the date of the meeting and use its reasonable best efforts to have the Target Shareholder Meeting be a date not more than forty-five (45) days following the mailing of the Proxy Statement. The Proxy Statement shall (i) state that the Target Board has unanimously (x) approved this Agreement and the Transactions, (y) determined that this Agreement and the Transactions are advisable and in the best interests of Target and its shareholders, and (z) include the Target Recommendation (except to the extent that Target effects a Change in the Target Recommendation in accordance with Section 8.4 of this Agreement) and (ii) include the written opinion of Morgan Keegan, a Target financial advisor, as of the date of this Agreement, as to the fairness from a financial perspective of the Merger Consideration to be received by the holders of Target Common Shares pursuant to this Agreement. Target shall use its reasonable best efforts to solicit from shareholders of Target votes in favor of the Target Shareholders’ Approval. The Target Board shall not effect a Change in the Target Recommendation except pursuant to and solely as permitted by Section 8.4. Notwithstanding any Change in the Target Recommendation, unless this Agreement has been terminated pursuant to the terms hereof, this Agreement shall be submitted to the shareholders of Target at the Target Shareholder Meeting and nothing contained herein shall be deemed to relieve Target of such obligation. In addition to the foregoing, during the term of this Agreement, Target shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.
     Section 8.3 Access to Information; Confidentiality. To the extent permitted by applicable law and subject to restrictions imposed upon the Target and any Target Subsidiary by any agreement of confidentiality with any Person, Target will provide and will cause Target’s Subsidiaries and its and their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, and agents and other representatives (collectively, the “Representatives”) to provide Parent and its authorized Representatives, during normal business hours and upon reasonable advance notice access to the offices, employees, customers, suppliers, properties, books and records of Target (so long as such access does not unreasonably interfere with the operations of Target) as Parent may reasonably request. With respect to any information disclosed pursuant to this section, Parent shall comply with, and shall cause each of its Representatives to comply with, all of its obligations under the confidentiality agreement, dated September 1, 2009, previously executed by Parent and Target (the “Confidentiality Agreement”). Target shall not be required to provide access to or disclose any information where such access or disclosure would jeopardize any attorney-client privilege of such party or any Subsidiary of such party or contravene any contract, law or order (it being agreed that the parties shall use their respective reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). Parent will use its reasonable efforts to minimize any disruption to the businesses of the Target and the Target Subsidiaries which may result from the requests for access, data and information hereunder.
     Section 8.4 No Solicitation
     (a) General Prohibitions. Subject to Section 8.4(b), Target shall not, nor shall it authorize or permit any of its Subsidiaries or authorize any of its or their respective Representatives to, directly or indirectly, (A) solicit, initiate, encourage or knowingly facilitate, any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal for Target, (B) enter into or engage in any discussions or negotiations regarding, or that could reasonably be expected to lead to, any Acquisition Proposal for Target, furnish to any third party (or any Representative of any third party) any information (whether orally or in writing) in connection with, or in furtherance of, any Acquisition Proposal for Target, or afford access to the business, properties, assets, books or records of Target or any of its Subsidiaries, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any third party (or any Representative of any third party) that has made, is seeking to make or has informed Target of any intention to make, or has publicly announced an intention to make, an Acquisition Proposal for Target, (C) fail to make, withdraw, qualify, amend or modify or publicly propose to withdraw, qualify, amend or modify the Target Recommendation (it being understood that, subject to and without limitation of Section 8.4(f), taking a neutral position or no position with respect to any Acquisition Proposal for Target shall be considered an amendment or modification), or recommend, adopt or approve, or publicly propose to recommend, adopt or approve, an Acquisition Proposal for Target, or take any action or make any statement inconsistent with the Target Recommendation (any of the foregoing in this clause (C), a “Change in the Target Recommendation”), (D) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including approving any transaction under, or a third party becoming an “affiliated shareholder” under, Section 21.606 of the TBOC), or any restrictive provision of any applicable anti-takeover provision in Target’s articles of incorporation or bylaws, inapplicable to any transactions contemplated by an Acquisition Proposal, (E) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other contract or instrument constituting or relating to an Acquisition Proposal for Target (other than a confidentiality agreement of the type referred to in Section 8.4(b)), or any contract or agreement in principle compelling Target to abandon, terminate or breach any of its obligations hereunder, or fail to consummate the Transactions (any of the foregoing agreements in this clause (E), a “Target Acquisition Contract”), (F) enter into any confidentiality or similar agreement with any third party which prohibits Target from providing or making available to Parent pursuant to Section 8.4(b) any of the information to be provided to such third party in the time periods provided in Section 8.4(b), (G) grant or permit any third party any waiver or release under, or fail to enforce any provision of, any confidentiality, “standstill” or similar agreement with respect to any class of securities of Target or any of its Subsidiaries or (H) resolve, propose or agree to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of the restrictions on Target set forth in the preceding sentence by any Representative of Target or any of its Subsidiaries shall be a breach of this section by Target.
     (b) Exceptions after Receipt of Certain Proposals. Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Target Shareholders’ Approval (and in no event after obtaining the Target Shareholders’ Approval), the Target Board, directly or indirectly through its Representatives, may, subject to compliance with Section 8.4(c), (A) (i) contact a third party or its Representatives for the purpose of clarifying any inquiry or Acquisition Proposal and the material terms and conditions thereof so as to determine whether such inquiry or Acquisition Proposal is a Superior Proposal or is reasonably likely to lead to a Superior Proposal or (ii) engage in negotiations or discussions with any third party that the Target Board determines in good faith is credible and reasonably capable of consummating a Superior Proposal for Target, and that has made after the date of this Agreement a Superior Proposal for Target or a bona fide written Acquisition Proposal for Target that the Target Board determines in good faith (after consultation with its financial advisor and outside legal counsel) is reasonably likely to lead to a Superior Proposal, (B) thereafter, furnish to such third party nonpublic information relating to Target or any of its Subsidiaries pursuant to a confidentiality agreement with terms in the aggregate at least as restrictive to such third party as those contained in the Confidentiality Agreement and which contains a “standstill” or similar provision on terms no more materially favorable to such third party than the terms of any “standstill” or similar agreement, or provision in any agreement, applicable to Parent with respect to Target; provided, that the terms of such “standstill” or similar provision may allow such third party to make Acquisition Proposals to Target in connection with the negotiations or discussions permitted by this section (a copy of such confidentiality agreement shall, subject to Section 8.4(c), be provided promptly after its execution, and which copy and the terms and existence thereof shall be subject to the confidentiality obligations imposed on the Parent Parties pursuant to the Confidentiality Agreement), provided, that, subject to Section 8.4(c), all such nonpublic information (to the extent that such nonpublic information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such third party), and provided, further, that, if such Superior Proposal for Target or Acquisition Proposal for Target is made by a third party who or which, on the date hereof, is party to a confidentiality agreement with Target which would prohibit Target from complying with any of the terms of this section or Section 8.4(c) requiring the provision by Target of information, agreements or the documents to Parent, then Target may take the actions described in clauses (A) and (B) of this section only if such confidentiality agreement with such third party has been amended to (x) allow Target to fully comply with such terms of this section and Section 8.4(c) without violating such confidentiality agreement and (y) include, if not already included, a “standstill” or similar provision on terms no more materially favorable to such third party than the terms of any “standstill” or similar agreement, or provision in any agreement applicable to Parent with respect to Target; provided, that the terms of such “standstill” or similar provision may allow such third party to make Acquisition Proposals to Target in connection with the negotiations or discussions permitted by this section and (C) subject to compliance with Section 8.4(d), make a Change in the Target Recommendation; but in each case referred to in the foregoing clauses (A), (B) and (C) only if the Target Board determines in good faith, after consultation with outside legal counsel to Target, that its failure to take such action would likely be inconsistent with the Target Board’s fiduciary duties to the Target Shareholders.
     (c) Required Notices. Target shall not take any of the actions referred to in Section 8.4(b) unless Target shall have delivered to Parent one (1) Business Day’s prior written notice advising Parent that it intends to take such action, and Target shall continue to advise Parent after taking such action, on a current basis, of the status and terms of any discussions and negotiations with the third party. In addition, Target shall notify Parent promptly (but in no event later than one (1) Business Day) after receipt by Target (or any of its Representatives) of any Acquisition Proposal, or any amendment or modification to any Acquisition Proposal, for Target or of any request for information relating to Target or any of its Subsidiaries or for access to the business, properties, assets, books or records of Target or any of its Subsidiaries by any third party that, to the knowledge of Target, is considering making, or has made, an Acquisition Proposal for Target, which notice shall be provided orally and in writing and shall identify the third party making, and the material terms and conditions of, any such Acquisition Proposal for Target, indication or request (including, in each case, any changes thereto). Target shall keep Parent informed, on a current basis, of the status and details of any such Acquisition Proposal for Target, indication or request (including, in each case, any changes thereto) and shall promptly (but in no event later than one (1) Business Day after receipt) provide to Parent copies of (i) all drafts of the definitive documents relating to any Acquisition Proposal sent or provided to Target or any of its Subsidiaries and (ii)

from to time thereafter, all documents containing material changes to such definitive documents.
     (d) Limitations on Ability to Change Recommendation or Terminate the Agreement. Notwithstanding Section 8.4(b), the Target Board shall not make any Change in the Target Recommendation or terminate this Agreement pursuant to Section 11.1(h) unless and until (A) Target promptly notifies Parent, in writing, at least three (3) Business Days before taking that action, of its intention to do so, (B) if requested by Parent, during the three-Business-Day period, Target shall negotiate in good faith with Parent with respect to any revised proposal from Parent in respect of the terms of the Transactions and (C) if in response to an Acquisition Proposal for Target that constitutes a Superior Proposal for Target, Parent does not make, within such three-Business-Day period, an offer that is at least as favorable to the shareholders of Target, as determined by the Target Board in good faith (after considering the advice of Target’s financial advisor), as such Superior Proposal (it being understood that, with respect to the termination of this Agreement pursuant to Section 11.1(h), Target shall not terminate this Agreement pursuant to Section 11.1(h) during such three-Business-Day period, and that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from Target and an additional three-Business-Day period that satisfies this section).
     (e) Obligation to Terminate Existing Discussions. Target shall, and shall cause its Subsidiaries and its and their respective Representatives to, cease immediately and cause to be terminated any and all existing soliciting activities, discussions or negotiations and access to nonpublic information, if any, with, to or by any third party conducted prior to the date hereof with respect to any Acquisition Proposal for Target. Target shall promptly request that each third party, if any, in possession of Confidential Information (as such term is defined in the Confidentiality Agreement) about Target or any of its Subsidiaries that was furnished by or on behalf of Target or any of its Subsidiaries in connection with its consideration of any potential Acquisition Proposal to return or destroy all Confidential Information heretofore furnished to such third party in compliance with the applicable confidentiality agreement entered into with such third party.
     (f) Certain Exceptions. Nothing in this section shall prohibit the Target Board from (A) taking and disclosing to the Target Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable law, or (B) making any disclosure to the Target Shareholders if the Target Board determines, after consultation with outside counsel, that failure to so disclose such position would be reasonably likely to give rise to a violation of applicable laws; provided, however, that any such disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, other than (x) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, (y) an express rejection of an applicable Acquisition Proposal or (z) an express reaffirmation of its Target Recommendation, shall be deemed a Change in the Target Recommendation. In addition, it is understood and agreed that, for purposes of this Agreement (including this

Article VI), a factually and materially accurate public statement by Target that describes Target’s receipt of an Acquisition Proposal for Target and the operation of this Agreement with respect thereto shall not be deemed a Change in the Target Recommendation if Target affirmatively reaffirms in such disclosure the Target Recommendation.
     Section 8.5 Directors’ and Officers’ Indemnification and Insurance
     (a) The organizational documents of the Merger Sub and of the Surviving Company shall, with respect to indemnification of directors, officers, employees and agents, not be amended, repealed or otherwise modified after the date of this Agreement in any manner that would adversely affect the rights thereunder of the Persons who at any time prior to the Effective Time were identified as prospective indemnitees under Target’s articles of incorporation or the bylaws in respect of actions or omissions occurring at or prior to the Effective Time (including the Transactions).
     (b) From and after the Effective Time, the Surviving Company shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Target or any of its Subsidiaries (each an “Indemnified Party”), who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, or investigative (a “proceeding”) against all losses, claims, damages, costs, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and experts and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of Parent, which will not be unreasonably withheld, conditioned or delayed) actually and reasonably incurred by the Indemnified Party based in whole or in part out of the fact the Indemnified Party is or was an officer or director of Target or any Subsidiary of Target or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in which such Indemnified Party was serving at the request of the Target, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time including any act or omission relating to this Agreement or the Transactions (the “Indemnified Liabilities”), to the full extent permitted under Texas law. If an Indemnified Party makes or asserts any claim for Indemnified Liabilities, any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the TBCA or TBOC, as applicable, shall be made by independent counsel mutually acceptable to the Surviving Company and the Indemnified Party; provided, further, that nothing herein shall impair any rights or obligations of any Indemnified Party. If any claim or claims are brought against any Indemnified Party (whether arising before or after the Effective Time), counsel selected for the defense of such claim shall be reasonably acceptable to Target (if selected before the Effective Time) and the Surviving Company (if selected after the Effective Time).
     (c) The Surviving Company shall promptly advance all reasonable out-of-pocket expenses of each Indemnified Party in connection with any such action or proceeding described above, as such expenses are incurred, to the fullest extent permitted by the TBOC, subject to the receipt by the Surviving Company of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by the Surviving Company.
     (d) The Surviving Company shall maintain Target’s existing officers’ and directors’ liability insurance policy (“D&O Insurance”) for a period of at least six (6) years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided, that the Surviving Company may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided further, that the aggregate amount of annual premiums to be paid with respect to the maintenance of such D&O Insurance for such six-year period shall not exceed one hundred seventy-five percent (175%) of the aggregate amount of annual premiums currently paid by Target for such D&O Insurance.
     (e) In the event Parent or any of its successors or assigns or the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any of its Affiliates and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any of its Affiliates, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as applicable, assume the obligations set forth in this section.
     (f) The provisions of this Section 8.5 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
     Section 8.6 Further Assurances. Each party shall use commercially reasonable efforts to obtain all consents and approvals and to do all other things necessary for the consummation of the Transactions. The parties shall take such further action to deliver or cause to be delivered to each other at the Closing and at such other times thereafter as shall be reasonably agreed by such parties such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and the Transactions. The parties shall afford each other access to all information, documents, records and personnel who may be necessary for any party to comply with laws or regulations (including the filing and payment of Taxes and handling Audits), to fulfill its obligations with respect to indemnification hereunder or to defend itself against suits or claims of others. Parent and Target shall duly preserve all files, records or any similar items of Parent or Target received or obtained as a result of the Transactions with the same care and for the same period of time as it would preserve its own similar assets.
     Section 8.7 Expenses. Except as provided in Section 11.3, each party shall bear solely and entirely, all Expenses that they incur.
     Section 8.8 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, Target shall confer on a regular and frequent basis with one or more Representatives of Parent to report and consult on operational matters of materiality and the general status of ongoing operations, including, without limitation, matters relating to drilling of wells, whether or not within the ordinary course of business, and shall promptly provide Parent or its counsel with copies of all filings made by Target with any Governmental Authority in connection with this Agreement and the Transactions.
     Section 8.9 Publicity. Neither Target, Parent, Merger Sub nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Transactions without the prior consultation with and consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), except as may be reasonably determined to be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, and each party shall use reasonable efforts to provide copies of such release or other announcement to the other party hereto, and give due consideration to such comments as each such other party may have, prior to such release or other announcement.
     Section 8.10 Additional Actions. Subject to the terms and conditions of this Agreement, each party agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, to consummate and make effective the Transactions, subject, however, to the Target Shareholders’ Approval.
     Section 8.11 Filings. Each party shall make all filings such party is required to make in connection herewith or desirable to achieve the purposes contemplated hereby, and shall cooperate as needed with respect to any such filing by any other party.
     Section 8.12 Consents. Each of Parent, Merger Sub and Target shall use commercially reasonable efforts to obtain all consents necessary or advisable in connection with its obligations hereunder.
     Section 8.13 Employee Matters
     (a) Subsequent to the Effective Time, the Surviving Company shall perform or cause Target to perform the obligations of Target under the Well Bonus Plans and the severance agreements and severance plans to which Target is a party or subject and which are set forth in Sections 5.11(e) and 5.30 of the Target Disclosure Schedule. From the date of this Agreement until the Effective Time, Target agrees not to add any additional wells or make any additional grants to new or current participants under any of the Well Bonus Plans.
     (b) To the extent service is relevant for purposes of eligibility, participation or vesting (but not the accrual of benefits) under any employee benefit plan, program or arrangement established or maintained by the Surviving Company or its Affiliates in which Business Employees may participate, such Business Employees shall be credited for service accrued as of the Effective Time with Target and its Subsidiaries to the extent such service was credited under a similar plan, program or arrangement of Target.

     (c) To the extent Business Employees and their dependents enroll in any health plan sponsored by the Surviving Company or its Affiliates, the Surviving Company shall waive any preexisting condition limitation applicable to such Business Employees to the extent that the employee’s or dependent’s condition would not have operated as a preexisting condition under the group health plan maintained by Target. In addition, the Surviving Company shall cause such health plans (i) to waive all preexisting condition exclusions and waiting periods otherwise applicable to Business Employees and their dependents, other than exclusions or waiting periods that are in effect with respect to such individuals as of the Effective Time to the extent not satisfied, under the corresponding benefit plans of Target, and (ii) to provide each Business Employee and his or her dependents with corresponding credit for any co-payments and deductibles paid by them under the corresponding benefit plans of Target during the portion of the respective plan year prior to the Effective Time.
     (d) With respect to the 401(k) accounts of those Business Employees who become eligible to participate in the Surviving Company’s 401(k) Plan after the Effective Time, Merger Sub agrees to take one or more of the following actions: (i) to establish an arrangement under which such Business Employees are provided with payroll withholding for purposes of repaying any loan that is outstanding under Target’s 401(k) Plan as of the Effective Time; (ii) to permit such Business Employees to voluntarily transfer or rollover their accounts (including loans) from Target’s 401(k) Plan to the Surviving Company’s 401(k) Plan; or (iii) to cause the Surviving Company’s 401(k) Plan to accept a direct trustee-to-trustee transfer of assets from Target’s 401(k) Plan into the Surviving Company’s 401(k) Plan, including any outstanding loans, on behalf of such Business Employees. Merger Sub and Target agree that they shall take all actions necessary, including the amendment of their respective plans, to effect the actions selected by Merger Sub under the preceding sentence.
     (e) With respect to any Business Employees who become employed by Merger Sub or its Affiliates after the Effective Time, Merger Sub or such Affiliate shall give service credit for purposes of determining post Effective Time vacation, sick leave and any other paid time off entitlements that Merger Sub or such Affiliate provides to its employees generally.
     (f) Target and Merger Sub shall cooperate with each other in all reasonable respects relating to any actions to be taken pursuant to this section.
     Section 8.14 Notice of Certain Events. Each party to this Agreement shall promptly as reasonably practicable notify the other parties of:
     (a) any notice or other communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the Transactions;
     (b) any notice or other communication from any Governmental Authority in connection with the Transactions;

     (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 5.10 or Section 5.12, or which relate to the consummation of the Transactions;
     (d) any notice of, or other communication relating to, a breach, default or event under this Agreement or otherwise that, with notice or lapse of time or both, would become a breach or default, received by it or any of its Subsidiaries subsequent to the date hereof, under any material agreement and could reasonably be expected to cause the conditions set forth in Article IX not to be satisfied; and
     (e) any Target Material Adverse Effect or the occurrence of any event which is reasonably likely to result in a Target Material Adverse Effect.
     Section 8.15 Site Inspections. Subject to compliance with applicable law, from the date hereof until the Effective Time, the Parent Parties may undertake (at the Parent Parties’ sole cost and expense) a reasonable environmental and operational assessment or assessments (an “Assessment”) of the Target’s operations, business and/or properties that are the subject of this Agreement. An Assessment may include a review of permits, files and records including, but not limited to, environmental investigations, audits, assessments, studies, testing and management plans and systems, as well as visual and physical inspections and testing. An Assessment will include any soil borings, groundwater or any other “Phase II” testing if required in the reasonable discretion of the Parent Parties without the consent of the Target, the Parent Parties shall confer with the Target regarding the nature, scope and scheduling of such Assessment, and shall comply with such conditions as the Target may reasonably impose to (a) avoid interference with the Target’s operations or business; (b) require the Parent Parties’ representatives responsible for performing the Assessment to maintain insurance coverage as required by the Target; and (c) keep the Target’s property free and clear of any Liens arising out of any entry onto or inspection of the subject property. The Target shall cooperate in good faith with the Parent Parties’ effort to conduct an Assessment. The Parent Parties shall jointly and severally indemnify Target and its Subsidiaries from any claims made against Target or any of its Subsidiaries in respect of personal or bodily injury to, sickness, disease, death or loss of services or wages of or respecting, any employee, agent or contractor of any Parent Party, arising from any investigations, audits, assessments, studies, testing and inspections conducted by a Parent Party pursuant to this Section 8.15.
     Section 8.16 Shareholder Litigation. Target shall give the Parent Parties the reasonable opportunity to participate in the defense of any litigation against Target and its directors relating to the Transactions.
     Section 8.17 Financing
     (a) Prior to the Effective Time, Target shall cooperate with the Parent Parties, the Parent Parties’ financing sources, and the Parent Parties’ auditors and attorneys in connection with the Parent Parties’ financing efforts with respect to the Transactions, including without limitation any refinancing of existing credit facilities of the Parent

Parties or Target. Without limiting the generality of the foregoing, Target shall provide, and Target shall instruct its auditors to provide, to the Parent Parties such financial and other information that Parent or its Representatives reasonably requests for inclusion in any materials to be used by the Parent Parties or provided to any financing sources in connection with such financing.
     (b) Target shall not take any actions that would terminate or otherwise invalidate the agreement to extend the Fortis Forbearance Agreement until the Effective Time.
     Section 8.18 [Reserved]
     Section 8.19 Shell Settlement. Target agrees that, prior to the Effective Time, it shall use reasonable best efforts to enter into a settlement agreement with Shell, to be effective as of the Effective Time, relating to the pending arbitration proceeding on terms that are materially similar to the terms of the proposed Compromise and Settlement Agreement previously disclosed to Parent. Target shall keep Parent informed, on a current basis, of the status and details of such agreement and shall provide to Parent copies of all correspondence and a description of all material oral discussions between Target and Shell (or between Target’s Representatives and Shell’s Representatives) with respect to the terms of the proposed settlement.
ARTICLE IX.
CONDITIONS TO CONSUMMATION OF THE MERGER
     Section 9.1 Conditions to the Obligation of Each Party. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:
     (a) The Target Shareholders’ Approval shall have been obtained.
     (b) No action, suit or proceeding instituted by any Governmental Authority may be pending and no statute, rule, order, decree or regulation and no injunction, order, decree or judgment of any court or Governmental Authority of competent jurisdiction may be in effect, in each case which would prohibit, restrain, enjoin or restrict the consummation of the Transactions; provided, however, that if Target seeks to terminate this Agreement pursuant to this subsection (b), Target must have used all reasonable best efforts to prevent the entry of such injunction or other order.
     (c) Each of Target, Parent and Merger Sub shall have obtained all material Permits required to consummate the Transactions.
     Section 9.2 Conditions to the Obligations of the Parent Parties. The obligation of the Parent Parties to effect the Merger is subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all which may be waived by them, in whole or in part, to the extent permitted by applicable law:
     (a) The representations and warranties of Target set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on such date (except to the extent such representations and warranties are expressly made only as of a specific date, in which case as of such specific date), except where the failures to be so true and correct (for this purpose disregarding any qualification or limitation as to materiality or a Target Material Adverse Effect) do not have, and would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. Parent shall have received a certificate signed on behalf of Target by an executive officer of Target to such effect.
     (b) Target shall have performed in all material respects its obligations required to be performed by it under this Agreement. Parent shall have received a certificate signed on behalf of Target by an executive officer of Target to such effect.
     (c) Since the date of this Agreement, there shall not have occurred a Target Material Adverse Effect.
     (d) Each consent, waiver and approval set forth in Section 5.4(b) and Section 5.4(c) of the Target Disclosure Schedule must have been obtained, and Target must have provided Merger Sub with copies thereof.
     (e) Target shall have provided to Parent the executed Compromise and Settlement Agreement with Shell relating to the arbitration proceeding between the parties, and the terms of such agreement shall be materially similar to the terms previously disclosed to Parent.
     (f) No more than five percent (5%) of the holders of Target Common Shares shall have notified Target or the Parent Parties of their intent to exercise dissenter’s rights.
     (g) The Fairness Opinion, as described in Section 5.24, shall not have been withdrawn.
     (h) Except for the Well Bonus Plans and any other employee incentive plans being assumed by the Surviving Company, all employee incentive plans shall terminate on or prior to the Effective Time.
     (i) All of Target’s payment and other obligations under the Engagement Letters shall have terminated, except for the indemnity and confidentiality provisions thereunder.
     (j) Each holder of an Excepted Option shall have delivered to Parent an executed Option Waiver, Cancellation and Release Agreement cancelling such Excepted Options.
     Section 9.3 Conditions to the Obligations of the Target. The obligations of the Target to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived by the Target, in whole or in part, to the extent permitted by applicable law:

     (a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date as though made on such date (except to the extent such representations and warranties are expressly made only as of a specific date, in which case as of such specific date), except where the failures to be so true and correct (for this purpose disregarding any qualification or limitation as to materiality or a Parent Material Adverse Effect) do not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Target shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent and Merger Sub to such effect.
     (b) Parent and Merger Sub shall have performed in all material respects the respective obligations required to be performed by them under this Agreement, and the Target shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent and Merger Sub to such effect.
ARTICLE X.
SURVIVAL
     Section 10.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall not survive the Effective Time.
     Section 10.2 Survival of Covenants and Agreements. The covenants and agreements of the parties to be performed after the Effective Time contained in this Agreement shall survive the Effective Time.
ARTICLE XI.
TERMINATION, AMENDMENT AND WAIVER
     Section 11.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of Target:
     (a) by the mutual written consent of Parent and Target by action of their respective boards of directors or governing bodies, at any time prior to the Effective Time;
     (b) by either Parent or Target if the Effective Time has not occurred on or before 11:59 p.m. Central time on May 31, 2010 (the “Termination Date”), provided that the party seeking to terminate this Agreement pursuant to this section shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before the Termination Date;
     (c) by either Target or Parent, if any Governmental Authority issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and, such order, decree, ruling or other action shall have become final and non-appealable;

     (d) by Target if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement which breach would cause the conditions set forth in Section 9.3(a) and Section 9.3(b) not to be satisfied and such breach (if susceptible to cure) has not been cured in all material respects within twenty (20) Business Days following receipt by Parent of notice of such breach (a “Parent Breach”);
     (e) by Parent, if (i) there has been a breach by Target of any representation, warranty, covenant or agreement set forth in this Agreement (other than as described in clause (ii) of this Section 11.1(e)) which breach would cause the conditions set forth in Section 9.2(a) and Section 9.2(b) not to be satisfied and such breach (if susceptible to cure) has not been cured in all respects within twenty (20) Business Days following receipt by Target of notice of such breach, or (ii) the Target Lenders terminate the Forbearance Period (as defined in the Fortis Forbearance Agreement) pursuant to Section 11(e) of the Fortis Forbearance Agreement, or Target breaches the covenant set forth in Section 8.17(b) (in the case of (i) and (ii), a “Target Breach”);
     (f) by Parent or Target if the Target Shareholder Meeting (or any postponement or adjournment thereof) shall have concluded and the Target Shareholders’ Approval shall not have been obtained;
     (g) by Parent if (i) a Change in the Target Recommendation shall have occurred, whether or not permitted by Section 8.4, (ii) following the date of any bona fide Acquisition Proposal by a third party for Target or any material modification thereto is first publicly announced, disclosed or otherwise made known prior to the time at which Target receives the Target Shareholders’ Approval, Target fails to issue a press release that expressly reaffirms the Target Recommendation within ten (10) Business Days following Parent’s written request to do so (which request may be made by Parent one time following any such Acquisition Proposal or any material modifications thereto), (iii) any tender offer or exchange offer constituting an Acquisition Proposal for Target is commenced or materially modified by any third party with respect to the outstanding Target Common Shares prior to the time at which Target receives the Target Shareholders’ Approval, and the Target Board shall not have recommended that the Target Shareholders reject such tender offer or exchange offer and not tender their Target Common Shares into such tender offer or exchange offer within ten (10) Business Days after commencement or material modification of such tender offer or exchange offer, unless Target has issued a press release that expressly reaffirms the Target Recommendation within such ten (10) Business Day period, (iv) Target or the Target Board approves, endorses, recommends, adopts or enters into any Acquisition Proposal by a third party for Target or any Target Acquisition Contract, whether or not permitted by Section 8.4, (v) Target shall have materially breached its obligations under Section 8.4, or (vi) Target or the Target Board announces, resolves or proposes to do any of the foregoing, whether or not permitted by Section 8.4; provided, however, that Parent’s right to terminate this Agreement pursuant to this Section 11.1(g) shall only be available for a ten (10) Business Day period following the applicable triggering event set forth in clauses (i), (ii), (iii), (iv) and (vi) of this Section 11.1(g);

     (h) by Target, at any time prior to the time at which Target receives the Target Shareholders’ Approval, if the Target Board determines to enter into a definitive agreement with respect to a Superior Proposal in accordance with Section 8.4(b), provided that it pays to Parent the Termination Fee concurrently with such termination; and
     (i) by Parent, at any time, provided that it pays to Target the Termination Fee concurrently with such termination.
     Section 11.2 Notice of Termination; Effect of Termination.
     (a) Other than pursuant to Section 11.1(a), a terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and any such termination in accordance with Section 11.1 shall be effective immediately upon delivery of such written notice to the other party or, if such termination is due to a Target Breach or a Parent Breach, immediately upon the expiration of the applicable cure period.
     (b) In the event of termination of this Agreement by any party as provided in Section 11.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party except with respect to this Article XI, Section 8.3, Section 8.9 and Section 12.14.
     (c) Upon termination of this Agreement, each of the Voting Agreements and the Option Waiver, Cancellation and Release Agreements will terminate according to its terms.
     Section 11.3 Expenses and Other Payments.
     (a) If this Agreement is terminated pursuant to Section 11.1(b), Section 11.1(f), Section 11.1(g) or Section 11.1(h), then Target shall reimburse Parent, in cash, for Parent’s Expenses by wire transfer of immediately available funds to an account designated by Parent, no later than two (2) Business Days after receipt by Target of an invoice from Parent for Parent’s Expenses; provided, however, that in no event shall the amount reimbursed to Parent for its Expenses exceed $1,000,000. In all other cases, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated.
     (b) If Parent terminates this Agreement pursuant to Section 11.1(g), then Target shall pay Parent the Termination Fee, in cash, by wire transfer of immediately available funds to an account designated by Parent, no later than two (2) Business Days after such termination.
     (c) If Target terminates this Agreement pursuant to Section 11.1(h), then Target shall pay Parent the Termination Fee, in cash, by wire transfer of immediately available funds to an account designated by Parent, concurrently with such termination.

     (d) If (i) Parent or Target terminate this Agreement pursuant to Section 11.1(b), (ii) prior to the Termination Date, any Person (other than Parent or its Affiliates) makes an Acquisition Proposal for Target, whether or not publicly announced, and (iii) within nine (9) months of the date of such termination Target enters into a definitive agreement or consummates a transaction contemplated by an Acquisition Proposal, then Target shall pay Parent the Termination Fee, in cash, by wire transfer of immediately available funds to an account designated by Parent, no later than two (2) Business Days after Target consummates a transaction contemplated by an Acquisition Proposal irrespective of the date upon which such transaction is consummated.
     (e) If (i) Target terminates this Agreement pursuant to Section 11.1(f), (ii) prior to the date of the Target Shareholders Meeting any Person (other than Parent or its Affiliates) makes an Acquisition Proposal for Target, whether or not publicly announced, and (iii) within nine (9) months of the date of such termination Target enters into a definitive agreement or consummates a transaction contemplated by an Acquisition Proposal, then Target shall pay Parent the Termination Fee, in cash, by wire transfer of immediately available funds to an account designated by Parent, no later than two (2) Business Days after Target consummates a transaction contemplated by an Acquisition Proposal irrespective of the date upon which such transaction is consummated.
     (f) If Target terminates this Agreement pursuant to Section 11.1(d), then Parent shall pay Target the Termination Fee, in cash, by wire transfer of immediately available funds to an account designated by Target, no later than two (2) Business Days after such termination.
     (g) If Parent terminates this Agreement pursuant to Section 11.1(e), then Target shall pay Parent the Termination Fee, in cash, by wire transfer of immediately available funds to an account designated by Parent, no later than two (2) Business Days after such termination.
     (h) If Parent terminates this Agreement pursuant to Section 11.1(i) only and for none of the other reasons specified in Section 11.1, then Parent shall pay Target the Termination Fee, in cash, by wire transfer of immediately available funds to an account designated by Target, concurrently with such termination. Target agrees (for itself and on behalf of its Subsidiaries, Affiliates, stockholders or Representatives) that if Parent pays the Termination Fee pursuant to this Section 11.3(h), the payment of such Termination Fee shall be the sole and exclusive remedy of Target, its Subsidiaries, Affiliates, stockholders or Representatives against Parent, Merger Sub or any of their respective Subsidiaries, Affiliates, partners or Representatives for Parent’s termination of this Agreement pursuant to Section 11.1(i), and in no event will Target seek to recover any other money damages or seek any other remedy based on a claim in law or equity (including specific performance). Upon payment to Target of the Termination Fee, neither Parent, Merger Sub nor any of their Subsidiaries, Affiliates, stockholders or Representatives shall have any further liability or obligation to Target or its Subsidiaries, Affiliates, stockholders or Representatives relating to or arising out of this Agreement or the Transactions.

     (i) The parties acknowledge and agree that the agreements contained in this section are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. If a party fails to promptly pay the amount due by it pursuant to this section, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of six percent (6%) per annum. If, in order to obtain such payment, the other party commences a suit that results in judgment for such party for such amount, the defaulting party shall pay the other party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit. Each of the parties further acknowledges that the payment of the amounts by Parent and Target specified in this section is not a penalty, but in each case (except in the case of a Parent Breach or a Target Breach) are liquidated damages in a reasonable amount that will compensate Target or Parent, as the case may be, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. In no event shall Parent or Target, as applicable, be required to pay the Termination Fee more than once.
ARTICLE XII.
MISCELLANEOUS
     Section 12.1 Notices. All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:
     To Parent:
ALTA MESA HOLDINGS, LP
15415 Katy Fwy, Suite 800
Houston, Texas 77094
Attention: Harlan H. Chappelle, President
Telephone: (281) 530-0991
Facsimile: (281) 530-5278
     To Merger Sub:
ALTA MESA ACQUISITION SUB, LLC
c/o Alta Mesa Holdings, LP
15415 Katy Fwy, Suite 800
Houston, Texas 77094
Attention: Harlan H. Chappelle, President
Telephone: (281) 530-0991
Facsimile: (281) 530-5278
     With copies (which shall not constitute notice) to:
Haynes and Boone, LLP

1221 McKinney Street, Suite 2100
Houston, Texas 77010
Attention: Buddy Clark
Telephone: (713) 547-2077
Facsimile: (713) 236-5577
Haynes and Boone, LLP
1221 McKinney Street, Suite 2100
Houston, Texas 77010
Attention: Bill Nelson
Telephone: (713) 547-2084
Facsimile: (713) 236-5557
     To Target:
THE MERIDIAN RESOURCE CORPORATION
1401 Enclave Parkway, Suite 300
Houston, Texas 77077
Attention: Paul Ching, Chairman & CEO
Telephone: (281) 597-7000
Facsimile: (281) 597-8880
     With a copy (which shall not constitute notice) to:
Fulbright & Jaworski L.L.P.
1301 McKinney Street, Suite 5100
Houston, Texas 77010
Attention: Roger K. Harris
Telephone: (713) 651-5151
Facsimile: (713) 651-5246
     Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one Business Day after being deposited with a next-day courier, postage prepaid, or (iii) three (3) Business Days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).
     Section 12.2 Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.
     Section 12.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation and any assignment in violation hereof shall be null and void.

     Section 12.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 12.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party.
     Section 12.6 Entire Agreement. This Agreement, all documents contemplated herein or required hereby, the Confidentiality Agreement and the Voting Agreements represent the entire Agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties with respect to the subject matter hereof.
     Section 12.7 Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the state of Texas, without reference to rules relating to conflicts of law.
     Section 12.8 Submission to Jurisdiction. Each party to this Agreement submits to the exclusive jurisdiction of the federal and state courts in Harris County, in the State of Texas, in any dispute or action arising out of or relating to this Agreement and agrees that all claims in respect of such dispute or action may be heard and determined in any such court. Each party also agrees not to bring any dispute or action arising out of or relating to this Agreement in any other court. Each party agrees that a final judgment in any dispute or action so brought will be conclusive and may be enforced by dispute or action on the judgment or in any other manner provided at law (common, statutory or other) or in equity. Each party waives any defense of inconvenient forum to the maintenance of any dispute or action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.
     Section 12.9 Attorneys’ Fees. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.
     Section 12.10 No Third Party Beneficiaries. Except as provided in Section 8.5, no Person other than a party to this Agreement is an intended beneficiary of this Agreement or any portion hereof.
     Section 12.11 Disclosure Schedules. The disclosures made on the Target Disclosure Schedule, with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is reasonably evident from the face of the disclosure schedule. The inclusion of any matter on the Target Disclosure Schedule will not be deemed an admission by Target that such listed matter is material or that such listed matter has or would have a Target Material Adverse Effect.

     Section 12.12 Amendments and Supplements. At any time before or after approval of the matters presented in connection with the Merger by the shareholders of Target and prior to the Effective Time, this Agreement may be amended or supplemented in writing by the Parent Parties and Target with respect to any of the terms contained in this Agreement, except as otherwise provided by law; provided, however, that following approval of this Agreement by the shareholders of Target, there shall be no amendment or change to the provisions hereof unless permitted by the TBCA and/or the TBOC, as applicable, without further approval by the shareholders of Target.
     Section 12.13 Extensions, Waivers, etc. At any time prior to the Effective Time, either party may:
     (a) extend the time for the performance of any of the obligations or acts of the other party;
     (b) waive any inaccuracies in the representations and warranties of the other party, or breaches thereof, contained herein or in any document delivered pursuant hereto; or
     (c) subject to the proviso of Section 12.12 waive compliance with any of the agreements or conditions of the other party contained herein.
     Notwithstanding the foregoing, no failure or delay by Merger Sub or Target in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
     Section 12.14 Specific Performance; Additional Remedies. Parent, Merger Sub and Target agree that money damages would not be a sufficient remedy for any Parent Breach or any Target Breach and that, in addition to the remedies set forth in Section 11.3, the non-breaching party shall be entitled to all remedies available to it at law or equity as a remedy for such breach, including specific performance and injunctive relief. In connection with any request for specific performance or other equitable relief by the non-breaching party under this Section 12.14, the breaching party waives any requirement for the security or posting of any bond in connection with such remedy. The parties further agree that (a) by seeking any particular remedy, the non-breaching party shall not in any respect waive its right to seek any other form of relief that may be available to it, and (b) nothing contained in this Section 12.14 shall require the non-breaching party to institute any proceeding for (or limit the right of the non-breaching party to institute any proceeding for) specific performance or injunctive relief under this Section 12.14 before exercising any termination right arising from a Parent Breach or a Target Breach, as applicable (and pursuing damages after such termination), nor shall the commencement of any action pursuant to this Section 12.14 or anything contained in this Section 12.14 restrict or limit the right of the non-breaching party to terminate this Agreement as a result of a Parent Breach or a Target Breach, as applicable, or pursue any other remedies under this Agreement that may be available then or thereafter.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ALTA MESA HOLDINGS, LP
By:	Alta Mesa GP, LLC
Its:	General Partner

By:	/s/ Harlan H. Chappelle
	Name:	Harlan H. Chappelle
	Title:	President and Chief Executive Officer

ALTA MESA ACQUISITION SUB, LLC
By:	/s/ Harlan H. Chappelle
	Name:	Harlan H. Chappelle
	Title:	Manager

THE MERIDIAN RESOURCE CORPORATION
By:	/s/ Paul D. Ching
	Name:	Paul D. Ching
	Title:	Chairman, Chief Executive Officer and President

[Signature Page — Agreement and Plan of Merger]